SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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PAREXEL International Corporation
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195 West Street, Waltham, Massachusetts 02451
Telephone: 781-487-9900
Fax: 781-487-0525

October 30, 2009

Dear Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders of PAREXEL International Corporation (the “Company”) to be held at 2:30 p.m., Eastern Standard Time, on Thursday, December 10, 2009, at the Doubletree Guest Suites Hotel located at 550 Winter Street, Waltham, Massachusetts 02451.

This year you are being asked to:

•	re-elect two existing directors;

•	ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the current fiscal year ending June 30, 2010; and

•	act upon such other business as may properly come before the annual meeting or any adjournment or postponement of the meeting.

These matters are more fully described in the accompanying Notice of Annual Meeting and Proxy Statement.

Our Board of Directors urges you to read the accompanying Proxy Statement and recommends that you vote “FOR” all of the director nominees and the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm.

Our Board of Directors appreciates and encourages shareholder participation in the Company’s affairs. Whether or not you plan to attend the meeting, we urge you to vote your shares over the Internet as described in the following Proxy Statement. If you requested a copy of the proxy card by mail, you may sign, date and mail the proxy card in the envelope provided.

Thank you for your cooperation.

Very truly yours,

Josef H. von Rickenbach
Chairman of the Board and Chief Executive Officer

TABLE OF CONTENTS

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
PROXY STATEMENT FOR THE ANNUAL MEETING OF SHAREHOLDERS ON DECEMBER 10, 2009
INFORMATION ABOUT THE ANNUAL MEETING AND VOTING
PROPOSALS
CORPORATE GOVERNANCE
INFORMATION ABOUT EXECUTIVE AND DIRECTOR COMPENSATION
EXECUTIVE COMPENSATION
DIRECTORS’ COMPENSATION
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
EXECUTIVE OFFICERS
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
REPORT OF THE AUDIT AND FINANCE COMMITTEE
FEES PAID TO INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
EQUITY COMPENSATION PLAN INFORMATION
OTHER MATTERS
HOUSEHOLDING OF ANNUAL MEETING MATERIALS
NOTICE OF AMENDMENT OF BY-LAWS
SHAREHOLDER PROPOSALS AND COMMUNICATIONS
195 West Street, Waltham, Massachusetts 02451
Telephone: 781-487-9900
Fax: 781-487-0525

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held On December 10, 2009

To the Shareholders of PAREXEL International Corporation:

Notice is hereby given that the Annual Meeting of Shareholders of PAREXEL International Corporation, a Massachusetts corporation, will be held at 2:30 p.m., Eastern Standard Time, on Thursday, December 10, 2009, at the Doubletree Guest Suites Hotel located at 550 Winter Street, Waltham, Massachusetts 02451, to consider and vote upon the following matters:

1.	To elect two Class II Directors to our Board of Directors, each to serve for a three-year term continuing until the annual meeting of shareholders in 2012 and until their successors are elected and qualified;

2.	To ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the current fiscal year ending June 30, 2010; and

3.	To transact such other business as may properly come before the meeting or any postponements or adjournments thereof.

The above items of business are more fully described in the Proxy Statement accompanying this Notice. At this time, our Board of Directors has no knowledge of any other business to be transacted at the Annual Meeting or at any adjournment thereof.

Only shareholders of record at the close of business on October 16, 2009 are entitled to notice of and to vote at the Annual Meeting and any adjournment thereof. All shareholders are cordially invited to attend the Annual Meeting in person. Your vote is important. If you are unable to attend the Annual Meeting, we urge you to cast your vote over the Internet (as instructed in the Notice of Internet Availability of Proxy Materials) as promptly as possible. You may also request a paper proxy card to submit your vote by mail, if you prefer. You may revoke your proxy in the manner described in the accompanying Proxy Statement at any time before it has been voted at the Annual Meeting.

By Order of the Board of Directors,

Douglas A. Batt
Senior Vice President, General Counsel and Secretary

Waltham, Massachusetts
October 30, 2009

PROXY STATEMENT
FOR THE ANNUAL MEETING OF SHAREHOLDERS ON DECEMBER 10, 2009

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of PAREXEL International Corporation for use at the Annual Meeting of Shareholders to be held on December 10, 2009 beginning at 2:30 p.m., Eastern Standard Time, at the Doubletree Guest Suites Hotel located at 550 Winter Street, Waltham, Massachusetts, and at any adjournment or postponement of that meeting.

Notice of Electronic Availability of Proxy Statement and Annual Report

As permitted by Securities and Exchange Commission (“SEC”) rules, we are making this Proxy Statement and our 2009 Annual Report available to shareholders electronically via the Internet. Our 2009 Annual Report includes our annual report on Form 10-K for the fiscal year ended June 30, 2009, or Fiscal Year 2009, and other information required by the rules of the SEC. On October 30, 2009, we mailed to our shareholders a Notice of Internet Availability of Proxy Materials (“Notice”) containing instructions on how to access this Proxy Statement and our 2009 Annual Report and vote by Internet. If you received the Notice by mail, you will not receive a printed copy of the proxy materials in the mail. Instead, the Notice provides instructions on how to access and review all of the important information contained in the Proxy Statement and 2009 Annual Report electronically or to receive a printed version in the mail. The Notice also instructs you on how you may submit your proxy over the Internet or by mail.

Important Notice Regarding the Availability of Proxy Materials
for the Annual Meeting of Shareholders to Be Held on December 10, 2009

This Proxy Statement and our 2009 Annual Report are available for viewing, printing and downloading at www.edocumentview.com/prxl.

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

What is the purpose of the Annual Meeting?

The Annual Meeting of Shareholders of PAREXEL International Corporation, or the Annual Meeting, will be held on Thursday, December 10, 2009, at 2:30 P.M. Eastern Standard Time, at the Doubletree Guest Suites Hotel located at 550 Winter Street, Waltham, Massachusetts. At this meeting, shareholders will be asked to re-elect two existing directors and ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the current fiscal year ending June 30, 2010, or Fiscal Year 2010. When used in this Proxy Statement, the terms “we,” “us,” “our” and “the Company” mean PAREXEL International Corporation and its divisions and subsidiaries.

Where may I get directions to the location of the Annual Meeting?

Directions to the Doubletree Guest Suites Hotel located at 550 Winter Street, Waltham, Massachusetts are available on the internet at “http://doubletree1.hilton.com/en_US/dt/hotel/BOSOWDT-Doubletree-Guest-Suites-Boston-Waltham-Massachusetts/directions.do”.

Who is entitled to attend and vote at the Annual Meeting?

Shareholders of record at the close of business on October 16, 2009, are entitled to attend and vote at the meeting. Each share of our common stock is entitled to one vote.

What do I need to bring to the Annual Meeting?

If your shares are registered in your name, you should bring proper identification to the meeting. If your shares are held in the name of a broker, trust, bank or another nominee, you will need to bring a proxy or letter from that broker, trust, bank or other nominee giving you the right to vote your shares, along with proper identification.

What constitutes a quorum at the meeting?

The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of our common stock outstanding on October 16, 2009, the record date, will constitute a quorum for purposes of the Annual Meeting. As of October 16, 2009, 58,280,437 shares of PAREXEL International common stock were outstanding, with each share entitled to one vote. For purposes of determining whether a quorum exists, proxies received but marked “withhold” or “abstain” and “broker non-votes” (described below) will be counted.

How do I vote by proxy if I am a shareholder of record?

Your vote is very important. Whether or not you plan to attend the meeting, we urge you to vote. There are two ways to vote by proxy — by Internet or by mail.

By Internet — If you have Internet access, you may submit your proxy from any location in the world by following the Internet voting instructions on the Notice you received or by following the Internet voting instructions on the proxy card or voting instruction card sent to you.

By Mail — If you request a printed copy of PAREXEL’s proxy materials, you should complete, sign and date the proxy card provided and return it in the envelope provided. No postage is required if your proxy card is mailed in the United States. If you properly fill in your proxy card and our transfer agent receives it in time to vote at the meeting, your “proxy” (one of the individuals named on your proxy card) will vote your shares as you have directed.

If you sign the proxy card but do not make specific choices, your proxy will vote your shares as recommended by the Board, as follows:

(1)	FOR the re-election of each of the two existing director nominees; and

(2)	FOR the ratification of the selection of Ernst & Young LLP as our independent auditors for the current Fiscal Year ending 2010.

If any other matter is properly presented at the meeting or if the meeting is to be postponed or adjourned, your proxy will vote your shares in accordance with his best judgment. At present, the Board knows of no other business that is intended to be brought before or acted upon at this Annual Meeting.

If you plan to attend the Annual Meeting to vote in person and your shares are held in your name, we will give you a ballot or a new proxy card when you arrive.

Please also bring proper identification to the Annual Meeting.

How do I vote if my shares are held by my broker or other nominee?

If your shares are held by your broker or other nominee in “street name,” you will need to instruct your broker or other nominee (in the method required by your broker or other nominee) how to vote your shares.

If your shares are held in the name of your broker or other nominee, you must bring an account statement or letter from the broker or other nominee indicating that you were the beneficial owner of the shares on October 16, 2009, the record date for voting and giving you the right to vote your shares. Please also bring proper identification to the Annual Meeting.

What discretion does my broker have to vote my shares held in “street name”?

At this time, NASDAQ rules allow your broker to vote your shares with respect to the election of directors and the ratification of the selection of our independent registered public accounting firm, even if your broker does not receive instructions from you, so long as your broker holds your shares in its name.

Can I change my vote or revoke my proxy?

Yes. You may change your vote or revoke your proxy at any time before the proxy is exercised at the Annual Meeting. If you are a shareholder of record, to change your vote, you may:

•	enter a new vote over the Internet;

•	mail a written notice “revoking” your earlier mailed proxy to our transfer agent, Proxy Services, c/o Computershare, P.O. Box 43126, Providence, Rhode Island 02940;

•	submit to our transfer agent a properly completed and signed proxy card with a later date; or

•	vote in person at the Annual Meeting.

Your personal attendance at the Annual Meeting does not revoke your proxy. Your last vote, prior to or at the annual meeting, is the vote that will be counted.

If your shares are held in street name, you must follow the instructions provided by your broker or other nominee to change your vote.

How do I request a paper copy of the proxy materials?

Paper copies of our proxy materials will be made available at no cost to you, but they will only be sent to you if you request them. To request a paper copy of the proxy materials follow the instructions on the Notice which you received. You will be able to submit your request for copies of the proxy materials by sending an email to the email address set forth in the Notice, by going to the Internet address set forth in the Notice or by calling the phone number provided in the Notice.

What does it mean if I receive more than one Notice of Internet Availability of Proxy Materials, or more than one proxy or voting instruction card?

It means your shares are registered differently or are held in more than one account. Please provide voting instructions for all Notices, or proxy and voting instruction cards you receive.

Who is the Company’s transfer agent?

Our transfer agent is Computershare Investor Services. Representatives of Computershare Investor Services will tabulate the votes and act as inspectors of election at the Annual Meeting.

What vote is required to approve each proposal?

(1) For the Election of Directors.  With respect to Proposal 1, the two nominees for director receiving the most votes from those shares present or represented at the Annual Meeting will be elected. If you do not vote for a particular nominee, or you withhold authority for one or all nominees, your vote will be counted for purposes of determining whether there is a quorum, but it will not count either “for” or “against” the nominee.

(2) For All Other Matters.  For the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for Fiscal Year 2010, the affirmative vote of a majority of shares present or represented and voting on such proposal is required for approval. A properly executed proxy selecting “abstain” with respect to this matter will not be voted “for” or “against” the proposal(s), but will be counted for purposes of determining the number of votes cast. Accordingly, an abstention will have the effect of a negative vote. At present, the Board knows of no matters other than these to be presented for shareholder action at the Annual Meeting.

Who pays the cost of soliciting proxies?

The cost of solicitation of proxies will be borne by PAREXEL. In addition to soliciting shareholders by mail through our regular employees, we may request banks, brokers and other custodians, nominees and fiduciaries to solicit their customers who have our common stock registered in the names of a nominee and, if so, will reimburse such banks, brokers and other custodians, nominees and fiduciaries for their reasonable out-of-pocket costs. Solicitation by our officers and employees may also be made of some shareholders in person or by mail, telephone or telegraph following the original solicitation.

PROPOSALS

Proposal 1: Re-Election of Existing Class II Directors.

Currently, our Board of Directors, or Board, consists of seven directors and is divided into three classes, one class of three directors and two classes of two directors. Each class serves for a period of three years. The classes are arranged so that the terms of the directors in each class expire at successive annual meetings. The terms of our Class II directors expire at this Annual Meeting. Our Board has nominated both of the following incumbent Class II directors to stand for re-election for a term of three years continuing until our 2012 annual meeting and until his successor has been elected and qualified: Eduard E. Holdener and Richard L. Love.

We know of no reason why either of the nominees would be unable to serve as a director. However, should such a situation arise, the Board may designate a substitute nominee or, alternatively, reduce the number of directors to be elected. If a substitute nominee is selected, the persons named as proxies will vote for that substitute nominee. Any vacancies not filled at the Annual Meeting may be filled by the Board.

Below are the names, ages and certain other information of each member of our Board, including the nominees for re-election as Class II Directors. Information with respect to the number of shares of our common stock beneficially owned by each director, directly or indirectly, as of September 30, 2009, appears below under the heading “Security Ownership of Certain Beneficial Owners and Management.”

Class II Nominees (Term Expires 2009)
Eduard E. Holdener Age 64 Director since 2008	Dr. Holdener was elected as a director of the Company in January 2008 and is a member of the Human Resources Committee. Since February 2008, Dr. Holdener has served as Chairman of NovImmune S.A., a biotechnology company. From April 1986 to February 2008, Dr. Holdener worked for F. Hoffmann-LaRoche, Ltd., a pharmaceutical company. During his tenure there he held a variety of positions, including Head of Global Pharmaceutical Development, Development Head for the Japanese division, Deputy Clinical Research Head, and several other management positions.

Richard L. Love Age 66 Director since 2002	Richard L. Love has been a director of the Company since September 2002 and is Chairman of the Compensation Committee and a member of the Nominating and Corporate Governance Committee and the Human Resources Committee. Since January 2007, Mr. Love has served as a partner of Translational Accelerator Venture Fund (TRAC), an investment fund. From January 2003 to January 2007, he served as Chief Operating Officer of Translational Genomics Research Institute (TGen), a medical research organization, and from January 2002 to December 2004, he served as a director of ILEX Oncology, an oncology focused pharmaceutical company. From October 1994 to January 2002, Mr. Love served as President and Chief Executive Officer of ILEX Oncology. From 1991 to 1994, he served as Chief Operating Officer of the Cancer Therapy and Research Center, a cancer treatment center focused on the clinical evaluation of new agents. From 1983 to 1991, Mr. Love served as Chief Executive Officer of Triton Biosciences, Inc., a biotechnology company. Mr. Love currently serves as a director of ImaRx Therapeutics, Inc., MedTrust-Online, Cell Therapeutics, Inc., Salutaris MD Inc., SyndevRx Inc., Applied Micro Arrays Inc., and Ascalon International.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF
BOTH OF THESE NOMINEES FOR DIRECTOR.

Class III Directors (Term Expires 2010)
A. Dana Callow, Jr. Age 57 Director since 1986	Dana Callow was elected as a director of the Company in June 1986 and is the Presiding Director of the Board, Chairman of the Nominating and Corporate Governance Committee, and a member of the Audit and Finance Committee and Human Resources Committee. Since January 1997, Mr. Callow has served as the Managing General Partner of Boston Millennia Partners Limited Partnership and Boston Millennia Partners III Limited Partnership, both venture capital firms. Since 1983, Mr. Callow has also served as a general partner of several Boston Capital Ventures’ Limited Partnerships. He is a member of the Board of Trustees of Tufts University and the Board of Overseers of Tufts University School of Medicine. He is also a member of the Board of the Tuck Center for Private Equity and Entrepreneurship at Dartmouth College and is a Director of Jobs for Massachusetts, a non-profit organization. He is currently a director of PHT Technologies, Inc., and several other private companies.

Christopher J. Lindop Age 51 Director since 2006	Christopher Lindop was elected as a director of the Company in October 2006 and is Chairman of the Audit and Finance Committee, and a member of the Nominating and Corporate Governance Committee. Since January 2007, Mr. Lindop has served as Chief Financial Officer of Haemonetics Corporation, a global blood processing systems company. From September 2003 to December 2006, he served as Chief Financial Officer of Inverness Medical Innovations, Inc., a global developer, manufacturer and marketer of medical diagnostic products. From June 2002 to September 2003, he served as an audit partner for Ernst & Young LLP, an accounting firm. From 1991 to June 2002, Mr. Lindop served as an audit partner with the Boston office of Arthur Andersen LLP, an accounting firm.

Josef H. von Rickenbach Age 54 Director since 1983	Josef H. von Rickenbach founded the Company in 1983 and has served as a director, Chairman of the Board and Chief Executive Officer since 1983 and President since July 2005. He also served as President from 1983 until April 2001. Mr. von Rickenbach has also worked in the past for Schering-Plough, Inc., 3M (East), a division of 3M Company, and ERCO (now ENSECO), Inc., a diversified testing and technical consulting company. He served as Chair of the Association of Clinical Research Organizations (ACRO), a professional industry organization, in 2005 and is a member of the Board of Directors. He also serves on the Board of Directors, and as Chair of the Nominating Committee, of the New England Healthcare Institute. Mr. von Rickenbach received an M.B.A. from the Harvard University Graduate School of Business Administration and a B.S. in Business Economics from the Lucerne University of Applied Sciences and Arts in Switzerland.

Class I Directors (Term Expires 2011)
Patrick J. Fortune Age 62 Director since 1996	Patrick J. Fortune was elected as a director of the Company in June 1996 and is Chairman of the Human Resources Committee, and a member of the Audit and Finance Committee and the Compensation Committee. Since September 2001, Dr. Fortune has served as a Partner of Boston Millennia Partners II Limited Partnership, a venture capital firm. From September 2001 to June 2005 he served as Executive Chairman of Knowledge Impact Systems, Inc., a software end user training company. From April 1999 to June 2001, he served as President, Chief Operating Officer and a director of New Era of Networks, Inc., an internet software and services company. From October 1995 to March 1999, Dr. Fortune was Vice President, Information Technology and Chief Information Officer of Monsanto Company, an agricultural, pharmaceutical and health products company. From August 1994 to July 1995, Dr. Fortune was President and Chief Operating Officer, Chief Information Officer and a member of the Board of Directors of Coram Healthcare Corporation, a medical therapy services company. From December 1991 to August 1994, Dr. Fortune was Corporate Vice President, Information Management at Bristol-Myers Squibb, a pharmaceutical company. Prior to that, Dr. Fortune was Senior Vice President and General Manager of Packaging Corporation of America, a subsidiary of Tenneco, and held several management positions with Baxter International, Inc., including: Corporate Vice President; President, Parenteral Products Division; Vice President, Research and Development; and Vice President, Information Services. Dr. Fortune currently serves as a Director of CombinatoRx, Incorporated.

Ellen M. Zane Age 58 Director since 2006	Ellen M. Zane was elected as a director of the Company in July 2006 and is a member of the Compensation Committee. Since January 2004, Ms. Zane has served as President and Chief Executive Officer of Tufts Medical Center, a hospital in Boston, Massachusetts. From May 1994 to January 2004, she served as Network President for Partners Healthcare System, a physician network. Prior to 2004, Ms. Zane served as Chief Executive Officer of Quincy Hospital in Quincy, Massachusetts.

CORPORATE GOVERNANCE

Our Board of Directors has long believed that good corporate governance is important to ensure that we are managed for the long-term benefit of all of our shareholders. Our Board continues to review its governance practices in light of the Sarbanes-Oxley Act of 2002, SEC rules and regulations and the listing standards of NASDAQ. This proxy statement describes key corporate governance guidelines and practices that we have adopted. Complete copies of the corporate governance guidelines (as reflected in our Board of Directors Charter and Corporate Governance Principles), committee charters and the code of conduct described below are available on our website at http://www.parexel.com under the category “Investors-Corporate Governance Documents.” Alternatively, you can

request a copy of any of these documents by writing to us at PAREXEL International Corporation, 195 West Street, Waltham, Massachusetts 02451, Attention: Secretary.

Corporate Governance Guidelines

Our Board has adopted corporate governance principles to assist it in the exercise of its duties and responsibilities and to serve the best interests of us and our shareholders. These guidelines, which provide a framework for the conduct of the Board’s business, include the following:

•	the principal responsibility of the directors is to oversee the management of the Company;

•	a majority of the members of the Board shall be independent directors;

•	the independent directors shall meet regularly in executive session;

•	directors shall have full and free access to management and, as necessary and appropriate, independent advisors;

•	directors who retire from their principal current employment or materially change their current position should offer to tender their resignation to the Board;

•	new directors participate in an orientation program and all directors are expected to participate in continuing director education on an ongoing basis; and

•	at least annually the Board and its committees will conduct a self-evaluation to determine whether they are functioning effectively.

Board Determination of Independence

Under NASDAQ rules, a director of the Company will only qualify as an “independent director” if, in the opinion of our Board, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Josef von Rickenbach, our Chief Executive Officer, is not “independent.” Our Board has determined that none of Ms. Zane or Messrs. Callow, Fortune, Holdener, Lindop or Love has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is an “independent director” as defined under Rule 5605(a)(2) of the NASDAQ rules.

Code of Business Conduct and Ethics

Our Board has adopted a Code of Business Conduct and Ethics. While no code of conduct can replace the thoughtful behavior of an ethical director, officer or employee, we believe the Code of Business Conduct and Ethics, among other things, focuses our Board and management on areas of ethical risk, provides guidance in recognizing and dealing with ethical issues, provides mechanisms to report unethical conduct and generally helps foster a culture of honesty and accountability. Any amendment or waiver of the Code of Business Conduct and Ethics may only be made by our Board. A current copy of the Code of Business Conduct and Ethics is posted on our website, http://www.parexel.com, under the category “Investors-Corporate Governance Documents.” Any future amendments to or waivers from the Code of Business Conduct and Ethics that apply to our principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions, and relate to any element of the code of ethics definition enumerated in paragraph (b) of Item 406 of Regulation S-K of the SEC, will be posted on our website. In addition, copies of the Code of Business Conduct and Ethics are available to all shareholders upon request by writing to us at PAREXEL International Corporation, 195 West Street, Waltham, Massachusetts-02451, Attention: Secretary.

Board Meetings and Attendance

Our Board met 12 times during Fiscal Year 2009. During Fiscal Year 2009, each director attended at least 75% of the aggregate number of Board meetings and meetings held by all committees on which he or she served.

Director Attendance at Annual Meeting of Shareholders.

Our corporate governance guidelines provide that directors are expected to attend our annual meeting of shareholders. All directors attended our 2008 annual meeting of shareholders.

Board Committees

Our Board has a standing Audit and Finance Committee, Compensation Committee, Human Resources Committee and Nominating and Corporate Governance Committee. Each committee operates under a charter approved by the Board. Copies of the charters are available on our website, http://www.parexel.com, under the category “Investors — Corporate Governance Documents.” Our Board has determined that all of the members of each of its four standing committees are independent as defined under applicable NASDAQ rules, including, in the case of all members of the Audit and Finance Committee, the independence requirements contemplated by Rule 10A-3 under the Securities Exchange Act of 1934, as amended, or the Exchange Act.

Membership on each committee, as of October 1, 2009, is set forth in the following table:

Board Committee Membership

Nominating
			and Corporate	Human
	Audit and	Compensation	Governance	Resources
Name	Finance Committee	Committee	Committee	Committee

A. Dana Callow, Jr.	*		+	*
Patrick J. Fortune	*	*		+
Eduard E. Holdener				*
Christopher J. Lindop	+		*
Richard L. Love		+	*	*
Ellen M. Zane		*
Josef H. von Rickenbach

*	Committee Member
+	Committee Chair

Audit and Finance Committee

The Audit and Finance Committee of the Board, which oversees our accounting and financial functions, met 13 times during Fiscal Year 2009. The Audit and Finance Committee has a written charter, a copy of which is posted on our website at http://www.parexel.com under the category “Investors — Corporate Governance Documents.” The Audit and Finance Committee is responsible for assisting our Board’s oversight of:

•	the integrity of our financial statements;

•	our compliance with legal and regulatory requirements;

•	the qualifications and independence of our independent registered public accounting firm; and

•	the performance of our internal audit function and independent registered public accounting firm.

In addition, the Audit and Finance Committee discusses our risk management policies and reviews and discusses with management and the independent registered public accounting firm our annual and quarterly financial statements and related disclosures. The Audit and Finance Committee is directly responsible for appointing, evaluating, retaining and, when necessary, terminating our independent registered public accounting firm, and our independent registered public accounting firm reports directly to the Audit and Finance Committee. The Audit and Finance Committee also prepares the Audit and Finance Committee Report required under the rules of the Securities and Exchange Commission, which is included elsewhere in this proxy statement. The Audit and Finance Committee has established procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters, including procedures for confidential and anonymous submission by our employees of concerns regarding questionable accounting or auditing matters.

Messrs. Callow and Lindop and Dr. Fortune are the current members of the Audit and Finance Committee, with Mr. Lindop serving as its chairman. Our Board has determined that Mr. Lindop is an “audit committee financial expert” as defined in Item 407(d)(5)(ii) of Regulation S-K of the Exchange Act and is independent as defined under applicable NASDAQ rules and as contemplated by Rule 10A-3 of the Exchange Act.

Compensation Committee

The Compensation Committee of the Board, which reviews and makes recommendations concerning executive compensation and reviews and approves option grants and administers our stock plans, met six times during Fiscal Year 2009. The Compensation Committee has a written charter, a copy of which is posted on our website at http://www.parexel.com under the category “Investors — Corporate Governance Documents.” The Compensation Committee is responsible for:

•	annually reviewing and approving corporate goals and objectives relevant to CEO compensation;

•	determining the Chief Executive Officer’s compensation;

•	reviewing and approving or making recommendations to our Board with respect to the compensation of our other executive officers;

•	overseeing a performance evaluation of our senior executives;

•	overseeing and administering our equity incentive plans;

•	reviewing director compensation and making reports to the Nominating and Corporate Governance Committee comparing the compensation of the Company’s directors with those at comparable companies;

•	reviewing and discussing annually with management our Compensation Discussion and Analysis, which is included in this Proxy Statement beginning on page 14; and

•	preparing the Compensation Committee Report on Executive Compensation required by SEC rules, which is included in this Proxy Statement on page 24.

The process and procedures followed by our Compensation Committee in considering and determining executive officer compensation are described below under the heading “Compensation Discussion and Analysis”, which begins on page 14.

Ms. Zane, Mr. Love and Dr. Fortune are the current members of the Compensation Committee, with Mr. Love serving as its chairman.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee of the Board, which oversees our director nomination and compensation process, met six times during Fiscal Year 2009. The Nominating and Corporate Governance Committee has a written charter, a copy of which is posted on our website at http://www.parexel.com under the category “Investors — Corporate Governance Documents.” The Nominating and Corporate Governance Committee has the following principal duties:

•	identify individuals qualified to serve as members of the Board;

•	nominate persons for election as directors at the annual meeting of shareholders;

•	review and make recommendations to our Board with respect to director compensation;

•	oversee management’s general succession process;

•	develop and recommend to the Board a set of corporate governance principles applicable to the Company; and

•	oversee the annual self-evaluation of the Board.

The process and procedures followed by the Nominating and Corporate Governance Committee in identifying and evaluating director candidates are described below under the heading “Director Nomination Process”, which begins on page 13.

Messrs. Callow, Lindop and Love are the current members of the Nominating and Corporate Governance Committee, with Mr. Callow serving as its chairman.

Human Resources Committee

The Human Resources Committee of the Board, which supports and serves as a resource to our management in the development and implementation of human resources principles, met four times during Fiscal Year 2009. The Human Resources Committee has a written charter, a copy of which is posted on our website at http://www.parexel.com under the category “Investors — Corporate Governance Documents.” The Human Resources Committee is responsible for:

•	defining and implementing appropriate human resources principles and philosophy through the Company;

•	reviewing issues and changes in strategic human resources policy;

•	reviewing management’s succession planning activities, which includes assisting in the assessment of senior management skills;

•	creating an environment that enables our personnel to achieve their full potential and allows the Company to execute on its human resources strategy; and

•	assisting senior management in their recruitment of senior personnel.

Messrs. Callow and Love and Drs. Fortune and Holdener are the current members of the Human Resources Committee, with Dr. Fortune serving as its chairman.

Presiding Director

Our Board also has a Presiding Director, an independent member who performs the following duties:

•	chairs meetings of the independent directors in executive session;

•	meets with any director not adequately performing his or her duties;

•	facilitates communications between members of the Board and the Chairman of the Board;

•	works with the Chairman of the Board in the preparation of Board meeting agendas and determining the need for any special meetings; and

•	consults with the Chairman of the Board regarding corporate governance and Board performance.

Mr. Callow is the current Presiding Director of the Board.

Director Nomination Process

The process followed by our Nominating and Corporate Governance Committee to identify and evaluate director candidates includes requests to Board members and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates and interviews of selected candidates by members of the Committee and the Board.

In considering whether to recommend any particular candidate for inclusion in the Board’s slate of recommended director nominees, our Nominating and Corporate Governance Committee applies the criteria attached to the Board of Directors Charter and Corporate Governance Principles. These criteria include the candidate’s integrity, business acumen, knowledge of our business and industry, experience, diligence, conflicts of interest and the ability to act in the interests of all shareholders. The Committee does not assign specific weights to particular criteria and no particular criterion is a prerequisite for each prospective nominee. Our Board believes that the backgrounds and qualifications of its directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow it to fulfill its responsibilities.

Shareholders may recommend individuals to our Nominating and Corporate Governance Committee for consideration as potential director candidates by submitting their names, together with appropriate biographical information and background materials and a statement as to whether the shareholder or group of shareholders making the recommendation has beneficially owned more than 5% of our common stock for at least a year as of the date such recommendation is made, to Nominating and Corporate Governance Committee, c/o Corporate Secretary, PAREXEL International Corporation, 195 West Street, Waltham, Massachusetts 02451. Assuming that appropriate biographical and background material has been provided on a timely basis, the Committee will evaluate shareholder-recommended candidates by following substantially the same process, and applying substantially the same criteria, as it follows for candidates submitted by others.

INFORMATION ABOUT EXECUTIVE AND DIRECTOR COMPENSATION

Compensation Discussion and Analysis

The Compensation Committee of the Board of Directors (the “Committee”) is responsible for establishing compensation policies with respect to the Company’s executive officers, including our Chief Executive Officer and other named executive officers of the Company named in the Summary Compensation Table on page 25. The Committee makes compensation decisions relating to the named executive officers and informs our Board regarding such decisions.

The Committee is also responsible for preparing an assessment of the Board of Director’s compensation. This assessment is then reviewed by the Nominating and Governance Committee, which, in turn, recommends changes in compensation to the full Board of Directors. The full Board of Directors must approve any actual changes in the compensation of our directors.

Overview of Compensation Program and Philosophy

The Committee seeks to achieve the following broad goals in connection with our executive compensation programs and decisions regarding individual compensation:

•	attract, retain and motivate the best possible executive talent;

•	ensure executive compensation is aligned with our corporate strategies and business objectives, including short-term operating goals and longer-term strategic objectives;

•	promote the achievement of key strategic and financial performance measures by linking short- and long-term cash and equity incentives to the achievement of measurable corporate and personal performance goals;

•	encourage cooperation among executives within and between different business units; and

•	align executives’ incentives with the creation of shareholder value.

To achieve these objectives, the Committee evaluates the Company’s executive compensation program with the goal of setting compensation at levels the Committee believes are competitive with those of other companies in our industry and that compete with us for executive talent. In addition, through a management incentive plan, our executive compensation program ties a substantial portion of each executive’s overall compensation to key strategic, financial and operational goals as measured by metrics such as backlog, earnings per share and business operating margin, or BOM. Additionally, compensation of executives is tied to the completion of specific personal goals identified by the Committee at the beginning of each fiscal year. We also provide a portion of our executive compensation in the form of stock option grants and/or restricted stock awards that vest over time or as a result of corporate performance. We believe that this approach helps us to retain our executives and aligns their interests with those of our shareholders by allowing them to participate in the longer term success of our company as reflected in stock price appreciation.

How Executive Compensation is Determined

The Committee is responsible for reviewing, setting and approving the compensation of our named executive officers. Information about the Committee and its composition and responsibilities begins on page 11 of this proxy statement under the heading “Compensation Committee”.

Market Referencing Against Peer Groups.  The Committee uses market considerations in making its compensation decisions by benchmarking our executive compensation against compensation paid to executives in comparable roles at peer companies. The Committee feels that these groups are relevant to making its executive compensation decisions as they represent entities with whom we compete for business and/or for management talent. In connection with its compensation determinations for fiscal 2009, the Committee engaged Pearl Meyer & Partners (“Pearl Meyer & Partners” or the “Consultant”), an executive compensation consulting firm, to collect and analyze compensation information from peer group companies and to help establish such compensation benchmarks. As part of its engagement, the Consultant provided to the Committee a review of the compensation practices at the peer group companies, a competitive assessment of executive compensation (including the named executive officers) and a review of Board of Directors compensation. In addition and as part of its ongoing role with the Committee, the Consultant attends some Committee meetings where executive compensation decisions are to be made in order to provide timely feedback on questions and decisions before the Committee.

For Fiscal Year 2009, the Committee established two peer groups for its compensation comparisons, one of which included public companies in our service market, which we refer to as our Industry Peer Group, and the other of which included public companies that are representative of pharmaceutical and life science companies comparable to PAREXEL in size, based on revenue and market capitalization, which we refer to as our Life Sciences Peer Group. The companies in our respective peer groups are as follows:

Industry Peer Group	Pharmaceutical/Life Sciences Peer Group

Charles River Laboratories International, Inc. Covance Inc. Inventiv Health Inc. Kendle International Inc. Pharmaceutical Product Development Inc. PharmaNet Development Group Inc. Phase Forward Inc.	Affymetrix Inc. Amylin Pharmaceuticals Inc. Applera -Applied Biosystems Group Bio-Rad Laboratories Inc. Covance Inc. Exelixis Inc. Haemonetics Corp.	Illumina Inc.Invitrogen Corp Millennium Pharmaceuticals Inc. Millipore Corp. Onyx Pharmaceuticals Inc. PerkinElmer Inc. Pharmaceutical Product Development Inc. Varian Inc.

The Committee, with the assistance of Pearl Meyer & Partners, also reviewed life-science industry-specific executive compensation survey data for comparably-sized companies. All elements of compensation were benchmarked against both peer groups and the survey data.

We do not target any specific market position in establishing compensation but generally aim to have a compensation program that is consistent with the market median, as determined by all of the collected market information. We also consider the performance of PAREXEL with respect to comparative historical profit growth and shareholder return of companies in our peer groups. Salary and target performance bonus amounts are set near the median amounts of our peer groups. Equity awards and other long term incentive compensation are intended to be benchmarked to our peer groups in a way that takes into account our financial performance relative to that of the companies in our peer groups. These are overall guidelines when establishing an executive’s compensation, and variations to these general targets may occur after considering a number of factors, including the individual executive’s past performance, tenure with the Company, experience, and the contributions and importance to the Company.

CEO and Compensation Committee Judgment.  Our compensation program operates not only based on the application of market referencing, but also through the judgment of the Committee and our Chief Executive Officer. We do not employ a purely formulaic approach to our compensation decisions. There are individual and corporate performance and responsibility factors and executive retention considerations that permit discretion to increase or decrease compensation based on those considerations.

In making its compensation determinations, the Committee reviews the total of all elements of compensation for each of our executive officers. In addition, the Committee considers the economic value as well as the retention value of prior equity grants received by our named executive officers in determining current and future compensation, and considers each executive’s compensation compared to the compensation of other executives and other employees generally. In determining the reasonableness of our executives’ total compensation, the Committee considers not only corporate, business unit and personal performance compared to targets, but also the nature of each element of compensation provided, including salary, bonus, long-term incentive compensation as well as the executive’s severance and change of control arrangements.

In addition, while the Committee has sole responsibility for approving compensation targets and awards, the Committee solicits input from our Chief Executive Officer in setting the targets, evaluating the performance, and recommending appropriate salary and incentive awards of each other executive officer. The Chief Executive Officer participates in Committee meetings at the request of the Committee in order to provide background information and explanations supporting his recommendations. However, our Chief Executive Officer does not have a vote in Committee matters. Furthermore, the Committee meets in executive session without our Chief Executive Officer present several times per year to facilitate the exchange of candid views between Committee Members.

Typically, at the beginning of each fiscal year, the Committee evaluates actual individual, business unit and corporate performance against the goals for the recently completed year. The Chief Executive Officer prepares evaluations of the other executives and recommends annual executive salary increases, management incentive bonuses and equity awards, if any, which are then reviewed and considered by the Committee. In the case of the Chief Executive Officer, the Committee conducts his individual performance evaluation and determines his compensation changes and awards. In the past, annual base salary increases, annual stock option awards and annual bonuses, to the extent granted, were implemented based on the anniversary date of the executive’s beginning employment with the Company. The evaluation and timing of executive reviews and salary increases are now aligned with a new annual review process that takes place at the same time each year, regardless of an executive’s start date. The Committee believes that this approach better supports comparative analysis of executive compensation within the Company.

Elements of our Executive Compensation Program

Overview of Compensation.  Our executive compensation program generally consists of the following elements:

•	base salary;

•	annual incentive cash bonuses;

•	equity awards;

•	health care and life insurance and other employee benefits; and

•	severance and change of control arrangements.

Using these five elements of compensation, we believe we are able to remain competitive with our peers and to ensure that our executives are appropriately incentivized to deliver short-term results while creating long-term shareholder value.

We do not have any formal or informal policy or target for allocating compensation between long-term and short-term compensation, between cash and non-cash compensation, or among the different forms of non-cash compensation. Instead, the Committee makes a judgment about what it believes to be the appropriate level and mix of the various compensation elements based on all of the criteria described below.

Base Salary.  Base salary is used to recognize the experience, skills, knowledge and responsibilities required of all of our executives. When establishing the base salary of an executive, the Committee considers the compensation of executives in our peer groups, other available compensation survey data, as well as a variety of other factors, including the historic salary levels of the executive, the nature of the individual’s responsibilities, the base salary of the individual at his or her prior place of employment if applicable, and the availability of well-qualified candidates who could assume the individual’s role. To the extent determined to be appropriate, the Committee also considers general economic conditions, the Company’s financial performance and each individual’s performance.

Base salaries are reviewed at least annually by the Committee. In establishing the salaries for each of the executive officers for Fiscal Year 2009, the Committee reviewed all the preceding criteria to the extent applicable, including market median base salaries. The base salary of each of our executives was increased for Fiscal Year 2009 over his respective salary for the fiscal year ended June 30, 2008, or Fiscal Year 2008, as follows:

% Base Salary Increase
from Fiscal Year 2008
Executive	to Fiscal Year 2009

Josef H. von Rickenbach	18.2%
James F. Winschel, Jr.	8.0%
Mark A. Goldberg	12.5%
Ulf Schneider, PhD	7.5%
Douglas A. Batt	7.6%
Kurt A. Brykman	8.6%

These increases reflect an effort to better align the base salary of each executive with competitive practices in the industry.

Cash Bonuses under Management Incentive Plan.  Executive officers are eligible to receive cash bonuses under our Management Incentive Plan (MIP). The plan is intended to focus our executives and other employee participants on the accomplishment of organizational goals and specific individual performance objectives identified as critical to our success. Amounts payable under the MIP are calculated as a percentage of the applicable executive’s base salary at the end of the fiscal year. The Committee establishes each executive’s percentage during the first quarter of the fiscal year based on the executive’s roles and responsibilities, the market information provided by Pearl Meyer, the executive’s target percentage in prior years, the executive’s total compensation and the executive’s performance. At the same time, the Committee sets the corporate, business unit and personal performance goals for each executive.

Corporate performance goals for each year are set by the Board as a whole. Based on these performance goals and discussions with Mr. von Rickenbach, our Chief Executive Officer, the Committee sets financial and operation targets under the MIP for the executive officers individually. For those executives who are part of a business unit, business unit performance objectives consistent with corporate objectives are set; for executives who are not part of a business unit, functional unit goals consistent with corporate goals are set. Finally, personal goals are proposed by each executive officer, reviewed by the Chief Executive Officer and approved by the Committee. Personal goals can constitute no more than 20% of the opportunity for any individual under the MIP. As an executive officer, the Chief Executive Officer’s goals are set in a similar fashion. Factors such as the effect of a goal on near-term and long-term company value (as measured by stock price), difficulty in attainment of a goal and ability of the executive officer, given his position in the organization, to impact that specific goal are all taken into account in this process.

Following the end of the fiscal year, the Committee, with the assistance of the Chief Executive Officer for all executive officers other than him, reviews actual results and performance against the goals for the prior year and determines the amount, if any, of the bonuses to be paid to the executive officers under the MIP. The amounts actually paid are determined based on the extent to which goals for that year are achieved. The Committee may decrease a calculated payment under the MIP in certain circumstances. For example, an executive could receive a reduction in payments under the MIP when individual or business unit goals are achieved (or even over achieved) but the corporate goals are not achieved.

While payments under the MIP are calculated and paid according to the plan, the Committee reserves the right to pay additional amounts outside of the MIP in order to recognize extraordinary circumstances or performance of the executive or the Company. The Committee also reserves the right to reduce awards for individuals, or for the executive team as a whole, if, in its judgment, achievement of goals was due to unusual business or environmental factors rather than actual executive performance. For Fiscal Year 2009, the Committee awarded no discretionary bonuses outside of the MIP.

The Committee approved targets under the MIP for Fiscal Year 2009 in September 2008. Under the MIP for Fiscal Year 2009, the executive officers’ incentives consisted of corporate, business unit and personal goals. The corporate goals set by the Board included specific earnings per share, or EPS, and backlog objectives, and the business unit objectives were based on achieving predetermined business unit operating margin, or BOM, objectives. As noted above, many factors determine performance goals, and setting targets is both subjective and objective. In addition, the Committee believes that there is value in establishing goals that represent a performance “stretch.” For Fiscal Year 2009, Company goals were set to have a roughly 80% chance of attainment based on budgets, market conditions and historical factors. Accordingly, a specific numerical goal may be missed, but an officer’s individual performance may have reached expectations. For this reason, MIP-based goals are actually expressed in a range around a target. However, for executives to be awarded any payment under the EPS or BOM elements of the Fiscal Year 2009 MIP, at least 90% of the targeted value had to be attained. For executives to be awarded any payment under the backlog elements of the Fiscal Year 2009 MIP, 100% or more of the targeted value had to be attained. Over-achievement of EPS and BOM goals enables an individual to earn more than 100% of the targeted MIP for these components. Each percentage point of overachievement related to EPS and BOM results in an additional 2% of target bonus related to that metric being earned (up to a maximum of 150% of target for that metric). Overachievement of backlog or personal goals does not result in an additional payout. However, to the extent any such over-achievement payment would cause the Company to miss its targets, that payment is reduced.

For Fiscal Year 2009, the goals focused primarily on growing EPS and growing backlog. The specific goal regarding EPS for Fiscal Year 2009 was for the Company to realize an EPS of $1.10/share. The specific goal regarding backlog for Fiscal Year 2009 was for the Company to realize a corporate backlog of $2.51 billion as of

June 30, 2009. With regard to the goals set by the Board for BOM objectives, in each case the Committee set an incentive objective with an expected probability of achievement of 80% based on historical performance and established budgets. With regard to the personal goals of the executives, the Committee set incentive targets with an expected probability of achievement of 80% based on historical performance and established budgets. For the Company as a whole, 61.8% of the EPS target was achieved, and the backlog target was not met. Based upon these results, BOM and personal goal target achievements were not considered, and the Committee decided that no bonuses would be paid to the Company’s executive officers for Fiscal Year 2009.

The following incentive bonus targets under our MIP were established by the Committee for Fiscal Year 2009:

			Maximum	Maximum
		Target Percent	Percent	Percent		Actual Bonus
Executive	Metrics	of Base(1)	of Target(2)	of Base(3)	Bonus Target	Paid

Josef H. von Rickenbach	Backlog EPS Personal	100%	120.0%	120%	$650,000	—
James F. Winschel, Jr.	Backlog EPS Personal	55%	127.5%	70.1%	$200,750	—
Mark A. Goldberg	Backlog EPS Personal BOM	65%	125.0%	81.3%	$292,500	—
Ulf Schneider, PhD.	Backlog EPS Personal BOM	45%	125.0%	56.3%	$185,744	—
Douglas A. Batt	Backlog EPS Personal	40%	127.5%	51%	$122,800	—
Kurt A. Brykman	Backlog EPS Personal BOM	45%	127.5%	57.4%	$157,500	—

(1)	Possible incentive bonus of the executive expressed as a percentage of the executive’s base salary, assuming that MIP targets are met but not exceeded.

(2)	Maximum percentage by which an executive’s actual incentive bonus may exceed the executive’s target incentive bonus, assuming that MIP targets are exceeded.

(3)	The product of the preceding columns, which is equal to the maximum amount of incentive bonus an executive may receive under the MIP, expressed as a percentage of the executive’s base salary.

The target and maximum achievement for corporate objective goals are set forth below.

		Maximum	Actual Achievement	Payout Related to
		Achievement	Level (Percent of	Each Metric as a%
Metric	Target Goal	Level	Target Goal)	of Target Payout

Backlog	$2.51 billion	$2.51 billion	$2.176 billion	—
(86.7)%
EPS	$1.10	$1.375	$0.68 (61.8)%	—
BOM:	BOM targets are set to a level where the expected probability of achievement is 80% based on historical performance and established budgets.

Equity Awards.  Our equity awards program is the primary vehicle for offering long-term incentives to our executive officers, including the Company’s named executive officers. We believe that equity grants provide our executives with a strong link to our long-term performance, create an ownership culture and help to align the interest of our named executive officers and our shareholders. Equity grants are intended as both a reward for contributing to the long-term success of our company and an incentive for future performance. The vesting feature of our equity grants is intended to further our goal of executive retention by providing an incentive to our named executive officers to remain in our employ during the vesting period. In determining the size of an equity grant to one of our executives, the Committee considers comparable equity awards of executives in both of our compensation peer groups, our company-level performance, the applicable executive’s previous awards and the recommendations of management and consultants to the Committee.

Equity awards have typically taken the form of stock options and restricted stock awards. However, under the terms of our stock incentive plans, we may grant equity awards other than stock options and restricted stock awards, such as stock appreciation rights and restricted stock units. Equity-based compensation is converted to a dollar basis using accepted methods such as the Black-Scholes option pricing model and to be consistent with reporting under SFAS 123(R).

The Committee approves all equity awards. The Committee reviews all components of the executive’s compensation when determining annual equity awards to ensure that an executive’s total compensation conforms to our overall philosophy and objectives. In addition, the Committee considers competitive data provided by Pearl Meyer & Partners, individual performance during the relevant fiscal year, retention levels evidenced by existing equity ownership, previous grants of stock options and restricted stock, vesting schedules of outstanding stock options and restricted stock, and past financial performance and future expectations.

The Committee typically makes stock option and/or restricted stock award grants to new executives, and in December 2005 the Committee made three-year grants to incumbent executives as part of our overall compensation program. However, the Committee has the discretion to make grants more frequently. In general, our option awards vest over four years and restricted stock awards vest over three years. In Fiscal Year 2009, we changed the grant practice to one of making a grant each year from one where we would make a grant every three years, although the Committee will continue to have the right to grant on a more or less frequent basis, depending on the circumstances of the Company and the market in general. Under this practice, it is intended that executives receive a smaller grant each year rather than a larger grant every three years.

The restricted stock granted to executives in December 2005 vested on December 31, 2008, and the vesting was contingent upon both the continued employment of the executive and the achievement of predetermined stock price targets, which were satisfied as the stock price increased from $20.13 on December 16, 2005 to $30.80 prior to December 31, 2008, on a pre-split basis. In September 2008, we made grants of restricted stock and stock options to our named executive officers for the purposes set forth above regarding the benefits of our long-term equity grants. Additional grants of restricted stock and stock options were awarded after the end of Fiscal Year 2009 in accordance with the revised granting practice discussed above.

The Committee reviews and approves all equity incentive grants at regularly scheduled Committee meetings. The Committee has been setting the exercise price of the stock options equal to the closing price of our common stock on the Nasdaq Global Select Market on the most recent trading day prior to the grant date. We have no practice or policy under which stock options or restricted stock would be granted in anticipation of future company events.

Benefits and Other Compensation.  We maintain broad-based benefits that are provided to all employees, including health and dental insurance, life and disability insurance, and a 401(k) plan. During Fiscal Year 2009, we generally matched 100% of the employee contributions to our 401(k) plan, up to a maximum of 3% of the participating employee’s annual salary and not to exceed $3,000, and subject to certain additional statutory age-based dollar limitations. Named executive officers are eligible to participate in all of our employee benefit plans, in each case on the same basis as other employees. Mr. Batt received a onetime matching Company contribution of $6,000 during Fiscal Year 2009. Each of our named executive officers located in the United States contributed to our 401(k) plan and their contributions were matched by the Company.

We maintain a pension arrangement for Dr. Schneider pursuant to the terms of his employment agreement. This pension provides for the payment of benefits in either a single lump-sum payment or in five equal installments after retirement at the age of 65, with reduced benefit payments in the event of early retirement after the age of 60. Dr. Schneider’s family would be entitled to the payment of benefits in the event of his death.

We also maintain a non-qualified deferred compensation plan, which is generally intended to provide comparable benefits above the applicable limits of our 401(k) qualified plan. Participating executives may defer up to 100% of their annual compensation. The amounts deferred are fully vested and can be invested in a number of index, tax exempt and growth fund investment vehicles. We do not make any contributions, matching or otherwise, to the non-qualified deferred compensation plan. Amounts deferred are payable in 15 annual installments once the participant has reached the age of 65, although an executive may request that payments of deferred amounts be made in a fewer number of payments. Amounts deferred are also payable on the first day of the month following termination of the participant’s employment with us for any reason prior to the age of 65 or due to total and permanent disability.

We occasionally pay relocation expenses for newly hired executive officers whom we require to relocate as a condition of their employment by us. We believe that this is a typical benefit offered by comparable companies to executives who are asked to relocate and that we would be at a competitive disadvantage in trying to attract executives if we did not offer relocation assistance.

In Fiscal Year 2009, Mr. von Rickenbach and Dr. Schneider recognized $18,818 and $14,315 in income, respectively, in connection with the use of a company car. In addition, Mr. von Rickenbach received tax gross-up payments for income taxes on his use of a company car in the amount of $13,487.

Our employee stock purchase program is generally available to all employees who work over 20 hours per week, including our executive officers so long as they own less than 5% of our common stock. Our employee stock purchase plan allows participants to purchase shares of our common stock at a 5% discount from the fair market value of the common stock at the end of the applicable purchase period. Messrs. von Rickenbach and Winschel and Drs. Goldberg and Schneider participated in the employee stock purchase program during Fiscal Year 2009.

Severance and Change of Control Agreements .  We have entered into employment agreements with Mr. von Rickenbach and Dr. Schneider, and Executive Change of Control/Severance Agreements with Messrs. Winschel, Batt and Brykman and Dr. Goldberg. These agreements are described below under the caption “Employment Agreements”.

Pursuant to the employment agreements we have entered into with Mr. von Rickenbach and Dr. Schneider, and the Executive Change of Control/Severance Agreement with Messrs. Winschel, Batt and Brykman and Dr. Goldberg, such executives are entitled to specified benefits in the event of the termination of their employment under specified circumstances. In negotiating and establishing the terms of these agreements with our executive officers, the Committee sought to bring the executives’ employment terms in line with the severance terms of executives in our peer groups. We believe that providing these benefits helps us compete for executive talent. After reviewing the practices of companies represented in the compensation peer group, we believe that our change of control benefits are generally in line with packages offered to executives by the companies in the peer group.

Our change of control benefits are structured as “double trigger” benefits. In other words, the change of control itself does not trigger benefits; rather, benefits are paid only if the employment of the executive is terminated either by the Company without cause or by the executive for good reason during a specified period after the change of control. We believe a “double trigger” benefit maximizes shareholder value because it prevents an unintended windfall to executives in the event of a friendly change of control, while still providing executives with appropriate incentives to support any change of control that is in the best interests of the shareholders and as a result of which they believe they may lose their jobs.

We have provided more detailed information about these benefits, along with estimates of their value under various circumstances, under the captions “Employment and Change of Control Agreements” and “Potential Payments Upon Termination or Change of Control” below.

Tax and Accounting Considerations

Compliance with Internal Revenue Code Section 162(m).  Section 162(m) of the Code generally disallows a tax deduction to public companies for certain compensation in excess of $1 million paid to our chief executive officer and certain other highly compensated executive officers. Certain compensation, including qualified performance-based compensation, will not be subject to the deduction limit if specified requirements are met. In general, we structure and administer our stock equity plans in a manner intended to comply with the performance-based exception to Section 162(m). Nevertheless, there can be no assurance that compensation attributable to future awards granted under its plans will be treated as qualified performance-based compensation under Section 162(m). In addition, the Committee reserves the right to use its judgment to authorize compensation payments that may be subject to the limit when the Committee believes such payments are appropriate and in the best interests of our company and our shareholders.

Stock Ownership Guidelines.

We do not have stock ownership guidelines for our executive officers.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis of this Proxy Statement with our management. Based on its review and discussions with our management, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

By the Compensation Committee
of the Board of Directors

Richard L. Love (Chairman)
Patrick J. Fortune
Ellen M. Zane

EXECUTIVE COMPENSATION

The following table sets forth information regarding compensation earned by our Chief Executive Officer, our Chief Financial Officer and each of our four other most highly compensated executive officers during Fiscal Year 2009 with respect to our three most recently completed fiscal years. We refer to these executive officers, excluding Mr. Brykman, as our named executive officers.

Summary Compensation Table

							Change in
							Pension
						Non-	Value and
						Equity	Nonqualified	All
						Incentive	Deferred	Other
				Stock	Option	Plan	Compensation	Compen-
		Salary	Bonus	Awards	Awards	Compensation	Earnings	sation
Name and Principal Position	Year	($)	($)	($)(1)	($)(1)	($)	($)	($)(2)	Total ($)

Josef H. von Rickenbach	2009	650,000	—	542,555	275,768	—	—	42,421	1,510,744
Chairman and Chief	2008	550,000	—	302,648	113,767	633,600	—	40,770	1,640,785
Executive Officer	2007	500,000	100,000	302,648	148,841	309,072	—	38,404	1,398,965
James F. Winschel, Jr.	2009	365,000	—	192,943	70,301	—	—	6,337	634,581
Senior Vice President and	2008	338,000	—	199,001	20,879	224,753	—	5,555	788,188
Chief Financial Officer	2007	325,000	—	199,001	74,515	190,204	—	4,921	793,641
Mark A. Goldberg, M.D.	2009	450,000	—	220,109	109,001	—	—	8,969	788,079
Chief Operating Officer	2008	400,000	100,000	186,564	39,620	249,000	—	8,362	983,546
	2007	350,000	500,000 (3)	186,564	47,834	193,123	—	7,634	1,285,155
Ulf Schneider, PhD	2009	469,165	—	181,876	58,502	—	(54,542)	14,315	669,316
Senior Vice President and	2008	409,679	—	201,935	20,726	178,882	51,874	14,972	878,068
Chief Administrative Officer	2007	361,233	—	201,935	61,555	126,541	18,864	10,982	781,110
Douglas A. Batt	2009	307,000	—	374,551	42,508	—	—	7,163	731,222
Senior Vice President, General	2008	288,927	—	306,750	—	142,304	—	634	738,614
Counsel and Secretary	2007	276,719	—	306,750	—	119,031	—	6,049	708,549
Kurt A. Brykman	2009	350,000	—	157,290	53,135	—	—	5,298	565,723
President, PAREXEL Consulting and	2008	324,680	—	161,689	—	167,866	—	4,693	658,928
Medical Communications Services	2007	312,083	—	161,689	—	86,538	—	4,060	564,370

(1)	The amounts in this column reflect the dollar amounts recognized as compensation cost for financial statement reporting purposes for the fiscal year, in accordance with SFAS 123R, of all outstanding equity awards held by the officer during the fiscal year, including awards granted in prior years. The assumptions we used in calculating these amounts are discussed under Note 12 to our financial statements for Fiscal Year 2009 included in our Annual Report on Form 10-K filed with the SEC on August 28, 2009.

(2)	“All Other Compensation” for each of our named executive officers and Mr. Brykman for Fiscal Year 2009 includes the following:

	Mr. von	Mr.	Dr.	Dr.	Mr.	Mr.
	Rickenbach	Winschel	Goldberg	Schneider	Batt	Brykman

Tax gross up for use of company car	$13,487	—	—	—	—	—
Use of company car	$18,818	—	—	$14,315	—	—
Company match on 401(k)	$3,000	$3,000	$3,000	—	$6,000	$3,000
Premiums paid by us for life insurance plans	$7,117	$3,337	$2,135	—	$1,163	$2,298
Professional development fees	—	—	$3,834	—	—	—

(3)	On August 22, 2005, we acquired all of the shares held by minority shareholders of Perceptive Informatics, Inc. (“Perceptive”), our information technology subsidiary, and we now own all of the outstanding common stock of Perceptive. We made payments totaling $1.6 million to certain employees of Perceptive on the first anniversary of the effective date of the merger, including $500,000 to Dr. Goldberg.

The table below shows each grant of an award made to a named executive officer and Mr. Brykman under any plan during Fiscal Year 2009.

Grants of Plan-Based Awards For Fiscal Year 2009

							All Other
						All other	Option
						stock	Awards:	Exercise	Closing	Grant Date
						Awards:	Number of	or Base	Market	Fair Value
			Estimated Future Payouts Under			Number of	Securities	Price of	Price on	of Stock
		Committee	Non-Equity Incentive Plan Awards*(1)			Shares of	Underlying	Option	Grant	and
	Grant	Approval	Threshold	Target	Maximum	Stock or	Options	Awards	Date	Option
Name	Date	Date	($)	($)	($)	Units (#)*	(#)*	($/Sh)	(2)	Awards(3)

Josef H. von Rickenbach	09/11/08	9/10/08	313,300	650,000	780,000	—	—	—	—	—
	09/11/08	9/10/08	—	—	—	46,500	—	—	—	$1,474,515
	09/11/08	9/10/08	—	—	—	—	116,000	$30.18	$31.71	$1,373,440
James F. Winschel, Jr.	09/11/08	9/10/08	72,671	200,750	255,956	—	—	—	—	—
	09/11/08	9/10/08	—	—	—	11,000	—	—	—	$348,810
	09/11/08	9/10/08	—	—	—	—	33,000	$30.18	$31.71	$390,720
Mark A. Goldberg, M.D.	09/11/08	9/10/08	117,585	292,500	365,625	—	—	—	—	—
	09/11/08	9/10/08	—	—	—	15,000	—	—	—	$475,650
	09/11/08	9/10/08	—	—	—	—	50,000	$30.18	$31.71	$592,000
Ulf Schneider, PhD.	09/11/08	9/10/08	74,669	185,744	232,180	—	—	—	—	—
	09/11/08	9/10/08	—	—	—	9,500	—	—	—	$301,245
	09/11/08	9/10/08	—	—	—	—	27,500	$30.18	$31.71	$325,600
Douglas A. Batt	09/11/08	9/10/08	44,454	122,800	156,570	—	—	—	—	—
	09/11/08	9/10/08	—	—	—	8,000	—	—	—	$253,680
	09/11/08	9/10/08	—	—	—	—	20,000	$30.18	$31.71	$236,800
Kurt A. Brykman	09/11/08	9/10/08	57,015	157,500	200,812	—	—	—	—	—
	09/11/08	9/10/08	—	—	—	9,000	—	—	—	$285,390
	09/11/08	9/10/08	—	—	—	—	25,000	$30.18	$31.71	$296,000

*	Equity awards were granted pursuant to our 2005 Stock Incentive Plan. Non-Equity awards were granted pursuant to our 2009 MIP.

(1)	These columns reflect threshold, target and maximum payout levels under our 2009 MIP. The actual amount earned by each of the individuals listed above is reported under the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table.

(2)	This column represents the closing price of the Company’s common stock on NASDAQ on the date of grant. However, pursuant to the Company’s equity compensation grant procedures, the awards were granted with an exercise price equal to the closing stock price of the Company’s common stock on NASDAQ on the last trading day prior to the date of grant.

(3)	The grant date fair value is the value of the awards as determined in accordance with FAS No. 123(R) disregarding that the Company recognizes the value of the awards for financial reporting purposes over the service period of the awards.

The following table sets forth information concerning restricted stock that had not vested and stock options that had not been exercised for each of the named executive officers and Mr. Brykman as of June 30, 2009.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards				Stock Awards
		Number of
	Number of	Securities
	Securities	Underlying Un-			Number of		Market Value
	Underlying	exercised			Shares or Units		of Shares or
	Unexercised	Options	Option	Option	of Stock that		Units of Stock
	Options	(#) Un-	Exercise	Expiration	have not		that have not
Name	(#) Exercisable	exercisable	Price ($)	Date	Vested (#)		Vested ($)(1)

Josef H. von Rickenbach	80,000	—	8.60	2/26/12	46,500	(2)	668,670
	80,000	—	9.81	11/17/12	—		—
	—	116,000 (3)	30.18	9/11/16	—		—
James F. Winschel, Jr.	50,000	—	4.03	10/11/10	11,000	(2)	158,180
	40,000	—	8.45	9/15/11	—		—
	30,000	—	8.55	1/27/12	—		—
	—	33,000 (3)	30.18	9/11/16	—		—
Mark A. Goldberg, M.D.	20,000	—	8.55	1/27/12	15,000	(2)	215,700
	—	50,000 (3)	30.18	9/11/16	—		—
Ulf Schneider, PhD.	30,000	—	5.68	9/24/09	9,500	(2)	136,610
	30,000	—	8.45	9/15/11	—		—
	40,000	—	8.55	1/27/12	—		—
	—	27,500 (3)	30.18	9/11/16	—		—
Douglas A. Batt	—	20,000 (3)	30.18	9/11/16	8,000	(2)	115,040
Kurt A. Brykman	100,000	—	10.00	9/8/12	9,000	(2)	129,420
	—	25,000 (3)	30.18	9/11/16	—		—

(1)	Based on $14.38, the last sales price of our common stock on the NASDAQ Global Select Market on June 30, 2009, the last trading day of Fiscal Year 2009.

(2)	Shares of restricted stock granted on September 11, 2008. These shares will vest in full on September 11, 2011.

(3)	These options were granted on September 11, 2008 and vest in four equal annual installments starting on the first anniversary of the date of grant.

The following table sets forth information concerning the exercise of stock options and vesting of restricted stock awards during Fiscal Year 2009 for each of the named executive officers and Mr. Brykman.

Option Exercises and Stock Vested

	Option Awards		Stock Awards
	Number of Shares		Number of Shares
	Acquired on Exercise	Value Realized on	Acquired on Vesting	Value Realized on
Name	(#)	Exercise ($)(1)	(#)	Vesting ($)(2)

Josef H. von Rickenbach	164,818	3,145,883	146,000	1,417,660
James F. Winschel, Jr.	15,000	113,700	96,000	932,160
Mark A. Goldberg, M.D.	—	—	90,000	873,900
Ulf Schneider, PhD.	—	—	84,000	815,640
Douglas A. Batt	—	—	70,000	1,006,600
Kurt A. Brykman	—	—	78,000	757,380

(1)	Value realized on exercise is the difference between the closing sales price of our common stock on the applicable sale date and the exercise price of the options.

(2)	Value realized on vesting is based upon the closing sales price of our common stock on the applicable vesting date.

The following table sets forth the present value of pension benefits accrued during Fiscal Year 2009 by each of the named executive officers and Mr. Brykman.

Pension Benefits

		Number of Years	Present Value of	Payments During
	Plan	Credited Service	Accumulated Benefits	Last Fiscal Year
Name	Name	(#)	($)	($)

Josef H. von Rickenbach	—	—	—	—
James F. Winschel, Jr.	—	—	—	—
Mark A. Goldberg, M.D.	—	—	—	—
Ulf Schneider, PhD.	N/A	10.5	410,987 (1)	—
Douglas A. Batt	—	—	—	—
Kurt A. Brykman	—	—	—	—

(1)	The Present Value of Accumulated Benefits is calculated based on actuarial calculations compliant with FAS 87. Actuarial calculations are based upon generally accepted rates for mortality and morbidity used in the German “Richttafeln 2005G” published by Dr. Klaus Heubeck. Assumptions include an interest rate of 5.75% and an annual retirement benefit increase of 2.0% during retirement.

We provide retirement benefits to Dr. Schneider, which is the competitive practice in Germany. The table reflects the present value of benefits accrued by Dr. Schneider. The material terms of Dr. Schneider’s pension benefits are described beginning on page 22. The amounts to which Dr. Schneider is entitled are not based on any formula, but are a fixed amount pursuant to contract.

The following table sets forth information concerning contributions from the named executive officers and Mr. Brykman to our Nonqualified Deferred Compensation Plan for Fiscal Year 2009.

Nonqualified Deferred Compensation

	Executive	Registrant	Aggregate	Aggregated	Aggregate
	Contributions in	Contributions in	Earning	Withdrawals/	Balance at
Name	Last FY ($)(1)	Last FY ($)	in Last FY ($)(2)	Distributions ($)	Last FY End ($)(3)

Josef H. von Rickenbach	200,000	—	(320,963)	—	772,382
James F. Winschel, Jr.	22,475	—	(38,491)	—	114,295
Mark A. Goldberg, M.D.	—	—	—	—	—
Ulf Schneider, PhD.	122,623	—	(46,492)	—	216,254
Douglas A. Batt	—	—	—	—	—
Kurt A. Brykman	—	—	(12,775)	—	32,962

(1)	Amounts in this column are reported as compensation for Fiscal Year 2009 in the Summary Compensation Table on page 25.
(2)	Amounts in this column are not reported as compensation for Fiscal Year 2009 in the Summary Compensation Table on page 25.
(3)	Of the amounts reported in this column, the following amounts have been reported in the Summary Compensation Tables of our proxy statements for previous years: Mr. von Rickenbach — $764,680; Mr. Winschel — $114,965; Dr. Goldberg — $0; Dr. Schneider — $158,125; Mr. Batt — $0; and Mr. Brykman — $50,000.

Our Nonqualified Deferred Compensation Plan is a non-qualified deferred compensation plan which is generally intended to provide comparable benefits above the applicable limits of our 401(k) qualified plan. A participating executive may defer up to 100% of his annual compensation. The amounts deferred are fully vested and are invested in conservative vehicles. We do not make any contributions, matching or otherwise. Amounts deferred are payable in 15 annual installments once the participant has reached the age of 65, although a participant may request fewer payments. Amounts deferred are also payable on the first day of the month following termination of the participating executive’s employment with us prior to the age of 65 for any reason or due to total and permanent disability.

Employment and Change of Control Agreements

We have entered into agreements with each of our executive officers, the terms of which are summarized below. In addition, each of the executive officers of the Company is bound by the terms of a Key Employee Agreement, pursuant to which confidential information proprietary to the Company obtained during the term of employment by the Company may not be disclosed by the employee during or subsequent to such term of employment, and pursuant to which the employee agrees not to compete with the business of the Company during, and for one year subsequent to, the term of employment.

Mr. von Rickenbach

We have entered into an amended and restated employment agreement, dated April 15, 2008, with Mr. von Rickenbach. This agreement expires on April 15, 2011 and will automatically renew for additional three year periods, unless either party opts not to renew at least 90 days prior to the end of any applicable three year period. Under the terms of the agreement, in the event we terminate the agreement by non-renewal, all unexpired stock options and awards of restricted stock held by Mr. von Rickenbach would vest and he would receive a lump sum payment for any salary, incentive payments and benefits, perquisites and services earned through the last day of the term of the agreement.

In addition, in the event of termination by us other than for “cause” (as defined in the agreement), or by Mr. von Rickenbach for “good reason” (as defined in the agreement), and not in connection with a “change of control” of the Company (as defined in the agreement), or for termination due to death or disability, Mr. von Rickenbach would be entitled to receive (i) a lump sum cash payment equal to the amount of base salary, bonus payments and benefits, perquisites and services that otherwise would have been payable to him for the three year period following termination, (ii) the vesting of all unexpired stock options and awards of restricted stock, and (iii) a lump sum cash payment for all other awards under any other long term incentive plan.

In the event of termination by us other than for cause, or by Mr. von Rickenbach for good reason, during the period beginning 12 months prior to, and ending 18 months following, a change of control, Mr. von Rickenbach would be entitled to receive (i) a lump sum cash payment equal to the amount of base salary, bonuses and benefits, perquisites and services that would have been payable if he had remained an employee of the Company through the date of the change of control, (ii) a lump sum cash payment equal to the amount of base salary, incentive payments and benefits, perquisites and services that otherwise would have been payable to him for the three year period following the change of control, (iii) outplacement services and (iv) the vesting of all unexpired stock options, awards of restricted stock and other long term incentive programs. The agreement further provides that benefits will be supplemented by an additional payment to “gross up” Mr. von Rickenbach for any excise tax under the “golden parachute” tax provisions of the Internal Revenue Code of 1986, as amended, or the Code, unless the value of all payments to be received under this agreement would be greater when subjected to a specified cap (in which case the benefit payments will be so capped).

The current rate of compensation for Mr. von Rickenbach under the agreement is $650,000 for an annual salary, with a bonus target of $650,000.

Messrs. Winschel, Batt and Brykman and Dr. Goldberg

Effective April 15, 2008, we entered into Executive Change of Control/Severance Agreements with each of Messrs. Winschel, Batt and Brykman and, effective October 31, 2008, Dr. Goldberg. Under the terms of these agreements if the executive’s employment is terminated without “cause” (as defined in the agreement), he would be entitled to receive a lump sum cash payment equal to 12 months of his base salary plus the pro rata share of the target bonus that would have been payable to him during the year in which termination occurs. Dr. Goldberg would also be entitled to accelerated vesting of stock options, shares of restricted stock and capital accumulation benefits in this situation. If we terminate the executive’s employment without cause during the period beginning nine months prior to, and ending 18 months following, a “change of control” of the Company (as defined in the agreement), or the executive terminates his employment “for good reason” (as defined in the agreement) during the 18 month period following a change of control, he would be entitled to receive (i) a lump sum cash payment equal to 12 months of his monthly salary plus the target bonus that would have been payable to him during the 12-month period following termination, (ii) accelerated vesting of stock options, shares of restricted stock and capital accumulation benefits and (iii) continued insurance benefit coverage substantially similar to the coverage he had been receiving prior to any such termination. The agreement further provides that the benefits will be supplemented by an additional payment to “gross up” the executive for any excise tax under the “golden parachute” tax provisions of the Code.

Dr. Schneider

PAREXEL International GmbH, a wholly owned subsidiary of the Company, which we refer to as PAREXEL Germany, and Ulf Schneider, Senior Vice President and Chief Administrative Officer, have entered into an employment agreement dated as of February 21, 2005. The agreement has an indefinite term, but automatically terminates at the end of 2022, the year in which Dr. Schneider turns 65. The agreement may also be terminated by either party upon six months notice for any reason, or immediately for cause. Pursuant to the agreement, Dr. Schneider will serve as Managing Director of PAREXEL Germany and have responsibility for its commercial and administrative business activities. Dr. Schneider will simultaneously serve as a corporate vice president and member of the Executive Committee and the Business Review Committee of PAREXEL. Dr. Schneider will receive an annual base salary paid partly in Euros and partly in US Dollars, initially set at EUR 157,470 and US$103,000. The portion of his salary paid in US dollars is subject to adjustment on a quarterly basis in the event of currency fluctuations. He is also eligible for an annual bonus pursuant to the Company’s Management Incentive Plan, with an initial bonus potential of up to 40% of his base salary, as well as life insurance and access to a company car. Dr. Schneider or his family will be entitled to six months salary in the event of his death or incapacity during the term of this Agreement. His salary is subject to review according to company policy. If Dr. Schneider is terminated without cause, he will be entitled to a severance payment equal to 12 month’s salary and bonus, plus his pro rata share of his target bonus for the year in which he was terminated. The agreement includes confidentiality, inventions assignment and non-compete provisions.

Potential Payments Upon Termination or Change of Control

The tables below show the estimated incremental value transfer to each named executive officer under various scenarios relating to a termination of employment. The tables below assume that such termination occurred on June 30, 2009 and are calculated using a stock price of $14.38, the closing price of our common stock as reported on the NASDAQ Global Select Market on June 30, 2009, the last day of trading of Fiscal Year 2009. The actual amounts that would be paid to any named executive officer can only be determined at the time of an actual termination of employment and would vary from those listed below. The estimated amounts listed below are in addition to any retirement, welfare and other benefits that are generally available to employees.

				Termination
				Without Cause or
				for Good Reason
		Termination		in Connection
		Without Cause or		with a Change of
Name	Benefit(1)	for Good Reason		Control

Josef H. von Rickenbach(2)	Salary Payments	$3,900,000	(3)		$3,900,000	(4)
	Continued Benefits, Perquisites and Services	$9,332	(5)		$9,332	(6)
	Outplacement Services	N/A			$35,000	(7)
	Market Value of Stock Option Vesting(8)	$0	(9)		$0	(9)
	Long Term Incentives(8)	$668,670	(10)		$668,670	(10)
	Tax Gross Up	N/A		$	N/A
	Total	$4,578,002			$4,613,002
James F. Winschel, Jr.	Salary Payments	$365,000	(11)		$565,750	(12)
	Insurance Coverage	N/A			$2,658	(13)
	Market Value of Stock Option/Restricted Stock Vesting(8)	N/A			$158,180	(14)
	Value of Capital Accumulation Vesting	N/A			N/A
	Tax Gross Up	N/A			N/A
	Total	$365,000			$726,588
Mark A. Goldberg, M.D.	Salary Payments	$450,000	(11)		$742,500	(12)
	Insurance Coverage	N/A			$2,557	(13)
	Market Value of Stock Option/Restricted Stock Vesting(8)	$215,700	(14)		$215,700	(14)
	Value of Capital Accumulation Vesting	N/A			N/A
	Tax Gross Up	N/A			N/A
	Total	$665,700			$960,757
Ulf Schneider, PhD.	Salary Payments(15)	$698,921	(16)		$698,921	(16)
	Total	$698,921			$698,921
Douglas A. Batt	Salary Payments	$307,000	(11)		$429,800	(12)
	Insurance Coverage	N/A			$2,469	(13)
	Market Value of Stock Option/Restricted Stock Vesting(8)	N/A			$115,040	(14)
	Value of Capital Accumulation Vesting	N/A			N/A
	Tax Gross Up	N/A		$	N/A
	Total	$307,000			$547,309
Kurt A. Brykman	Salary Payments	$350,000	(11)		$507,500	(12)
	Insurance Coverage	N/A			$2,574	(13)
	Market Value of Stock Option/Restricted Stock Vesting(8)	N/A			$129,420	(14)
	Value of Capital Accumulation Vesting	N/A			N/A
	Tax Gross Up	N/A			N/A
	Total	$350,000			$639,494

(1)	These values are based on the executive’s base salary as of June 30, 2009, the type of insurance coverage and premiums in effect as of June 30, 2009 and the benefits, perquisites and services provided as of June 30, 2009.

(2)	In the event Mr. von Rickenbach is involuntarily terminated due to non-renewal of his employment agreement, all unvested, unexpired stock options and unvested restricted stock held by Mr. von Rickenbach would vest and all other awards under any other long term incentive plan, whether vested or not, would be paid out in a lump sum. Based on the last sale price of our common stock on June 30, 2009, or $14.38, and assuming Mr. von Rickenbach holds, as of termination, the same awards he held as of June 30, 2009, the value of the accelerated vesting would be $668,670.

(3)	Represents a lump sum cash payment equal to the amount of Mr. von Rickenbach’s base salary and bonus that he would have been entitled to receive if he had remained employed for the three-year period following termination of employment.

(4)	Represents a lump sum cash payment equal to the amount of Mr. von Rickenbach’s base salary and bonus that he would have been entitled to receive if he had remained employed through the change of control and for the three-year period following the change of control.

(5)	Represents the amount of benefits, perquisites and services that would have been payable to Mr. von Rickenbach if he had remained employed for the three-year period following termination of employment.

(6)	Represents the amount of benefits, perquisites and services that would have been payable to Mr. von Rickenbach if he had remained employed through the change of control and for the three-year period following the change of control.

(7)	Represents the value of outplacement services.

(8)	Based on the closing price of our common stock on June 30, 2009, or $14.38.

(9)	Represents immediate vesting of all unvested, unexpired stock options.

(10)	Represents vesting of shares of restricted stock that would otherwise vest on September 11, 2011.

(11)	Represents a lump sum cash payment equal to 12 months of the executive’s base salary plus bonus based upon the bonus actually paid to him for Fiscal Year 2009.

(12)	Represents a lump sum cash payment equal to 12 months of the executive’s base salary plus target bonus for the year of termination.

(13)	Represents the amounts payable over 12 months for the continuation of insurance benefits.

(14)	Represents accelerated vesting of all stock options and restricted stock.

(15)	In the event Dr. Schneider dies or is incapacitated during the term of his employment agreement, he or his family will be entitled to receive continued salary for six months, which equals $206,460. Figures in table represent payments to Dr. Schneider in the event his employment is terminated without cause.

(16)	Represents a lump sum cash payment equal to 12 months of the executive’s base salary and bonus based upon the global salary and bonus actually paid as an average to him over the previous 24 months plus pro-rata bonus.

DIRECTORS’ COMPENSATION

We use a combination of cash and equity-based compensation to attract and retain candidates to serve on our Board of Directors. We do not compensate directors who are also our employees for their service on our Board of Directors. As a result, Mr. von Rickenbach, our Chief Executive Officer, does not receive any compensation for his service on our Board of Directors. We periodically review our cash and equity-based compensation for non-employee directors. As part of that process, we review director compensation at comparable companies, availability of the skills and experience sets the Company requires, the risks implied by public company directorship and other relevant market data. In addition, the Board compensation is overseen by the Nominating and Corporate Governance Committee rather than the Compensation Committee, which focuses on employee compensation.

Meeting Fees

Prior to September 12, 2008 members of the Board of Directors whom were not employees were paid:

•	$1,500 for each meeting of the Board attended in person;

•	$750 for each meeting of the Board attended by telephone conference call;

•	$1,500 for each meeting of a committee of the Board attended in person and not held on the same day, or on the day before or day after, a meeting of the Board; and

•	$750 for each meeting of a committee of the Board attended by telephone conference call, or in person on the day before or after a Board meeting.

From September 12, 2008 through July 22, 2009, members of the Board of Directors who are not employees were paid:

•	$2,000 for each meeting of the Board attended in person;

•	$1,000 for each meeting of the Board attended by telephone conference call;

•	$2,000 for each meeting of a committee of the Board attended in person and not held on the same day, or on the day before or after, a meeting of the Board; and

•	$1,000 for each meeting of a committee of the Board attended by telephone conference call, or in person on the day before or after a Board meeting.

Commencing on July 23, 2009, members of the Board of Directors who are not employees are paid:

•	$2,000 for each meeting of the Board attended in person;

•	$1,000 for each meeting of the Board attended by telephone conference call; and

•	$1,000 for each meeting of a committee of the Board attended by telephone conference call, or in person.

Annual Retainer

In addition to meeting fees, we will pay our non-employee directors the following cash retainers annually in arrears:

Director Retainers	$45,000
Committee Chair Retainers:
• Audit Committee	$15,000
• Compensation Committee	$12,500
• Human Resources Committee	$10,000
• Nominating and Corporate Governance Committee	$10,000
Presiding Director Retainer	$10,000

Equity Compensation

Non-employee directors are eligible to receive grants of stock options, restricted stock and other equity compensation on a discretionary basis pursuant to our stock incentive plans. During Fiscal Year 2009, we did not grant to any of our non-employee directors options to purchase shares of our common stock under our plans. The options we have granted to our non-employee directors in prior years have an exercise price equal to the closing price of our common stock on the NASDAQ Global Select Market on the most recent trading day prior to the grant date and vest in three equal annual installments commencing on the first anniversary of the date of grant, unless a change of control occurs, in which case they become fully exercisable.

Fiscal Year 2009 Director Compensation

The following table sets forth a summary of the compensation we paid to our non-employee directors for service on our Board in Fiscal Year 2009.

		Restricted
	Fees Earned	Stock
	or Paid	Awards	Option	Total
Name	in Cash ($)	($)(1)	Awards ($)(1)	($)

A. Dana Callow	89,000	52,776	3,405	145,181
Patrick J. Fortune	84,500	52,776	4,157	141,433
Eduard E. Holdener	61,750	157,615	—	219,365
Christopher J. Lindop	86,000	108,073	—	194,073
Richard L. Love	78,250	52,776	3,405	134,431
Ellen M. Zane	65,000	115,969	—	180,969

(1)	The amounts in these columns, which include unvested awards granted prior to the Fiscal Year 2009, reflect the dollar amounts recognized as compensation cost for financial statement reporting purposes for Fiscal Year 2009 in accordance with SFAS 123R. The assumptions we used to calculate these amounts are included in Note 12 to our audited financial statements for Fiscal Year 2009 included in our Annual Report on Form 10-K filed with the SEC on August 28, 2009.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Our Compensation Committee currently consists of Ms. Zane, Mr. Love and Dr. Fortune. No one who served on the committee during Fiscal Year 2009 has been an officer or employee of ours or any of our subsidiaries during the past three years.

None of our executive officers served as a member of the compensation committee (or other Board committee performing equivalent functions) of another entity, while any executive officer of that entity served as a member of our Compensation Committee.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the following information known to us regarding beneficial ownership of our common stock as of September 30, 2009 (unless otherwise indicated) by the following persons:

•	each person who is known by us to own beneficially more than 5% of the outstanding shares of common stock,

•	each current director of the Company,

•	each named executive officer of the Company named in the Summary Compensation Table on page 25 and Kurt Brykman, and

•	all current directors and executive officers of the Company as a group.

Unless otherwise indicated below, to our knowledge, all persons listed below have sole voting and investment power with respect to their shares of common stock, except to the extent such authority is shared with a spouse under applicable law.

	Shares Beneficially	Percentage of Shares
Name of Beneficial Owner(1)	Owned(2)	Beneficially Owned(2)

Wellington Management Company, LLP(3)	7,677,665	13.29%
Barclays Global Investors UK Holdings Limited(4)	3,834,247	6.64%
Vanguard Group, Inc.(5)	3,590,173	6.21%
Fred Alger Management Inc.(6)	2,923,976	5.06%
A. Dana Callow, Jr.(7)	115,207	0.2%
Patrick J. Fortune, PhD.(8)	29,881	0.1%
Eduard E. Holdener, M.D.	36,153	0.1%
Christopher J. Lindop	46,581	0.1%
Richard L. Love(9)	142,207	0.2%
Ellen M. Zane	47,919	0.1%
Josef H. von Rickenbach(10)	718,320	1.2%
Douglas A. Batt(11)	75,468	0.1%
Kurt A. Brykman(12)	186,185	0.3%
Mark A. Goldberg, M.D.(13)	154,443	0.3%
Ulf Schneider, PhD.(14)	248,485	0.4%
James F. Winschel, Jr.(15)	361,780	0.6%
All executive officers and directors as a group (12 persons)(16)	2,162,629	3.7%

*	Less than 0.1% of the outstanding common stock.

(1)	Unless otherwise indicated, the address for each beneficial owner is c/o PAREXEL International Corporation, 195 West Street, Waltham, Massachusetts 02451.

(2)	The inclusion herein of any shares of common stock deemed beneficially owned does not constitute an admission of beneficial ownership of such shares. The number of shares deemed beneficially owned by each person is determined under the rules of the SEC. Under these rules, beneficial ownership includes any shares issuable pursuant to stock options held by the respective person or group that may be exercised within 60 days after September 30, 2009. In calculating the percentage of shares of common stock beneficially owned by each person or entity listed, the number of shares of common stock deemed outstanding includes: (i) 58,276,437 shares of common stock outstanding as of September 30, 2009; and (ii) shares issuable pursuant to stock options, as set forth below.

(3)	The mailing address for this entity is 75 State Street, Boston, Massachusetts 02109. Shares beneficially owned are stated as of June 30, 2009, as reflected in a Schedule 13F filed with the SEC. This entity has sole voting power with regard to 3,805,571 of these shares, shared voting power with regard to 404,144 of these shares and no voting power with regard to 3,467,950 of these shares. This entity is a registered investment adviser.

(4)	The mailing address for this entity is 1 Churchill Place, Canary Wharf, London, England E14 5HP. Shares beneficially owned are stated as of June 30, 2009, as reflected in a Schedule 13F filed with the SEC. This entity has sole voting authority with regard to 2,874,565 of these shares and no voting authority with regard to 959,682 of these shares.

(5)	The mailing address for this entity is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355. Shares beneficially owned are stated as of June 30, 2009, as reflected in a Schedule 13F filed with the SEC. This entity has sole voting authority with regard to 72,052 of these shares and no voting authority with regard to 3,518,121 of these shares.

(6)	The mailing address for this entity is 111 Fifth Avenue, New York, New York 10003. Shares beneficially owned are stated as of June 30, 2009, as reflected in a Schedule 13F filed with the SEC. This entity has sole voting authority with regard to 2,919,106 of these shares and no voting authority with regard to 4,870 of these shares.

(7)	Includes 39,000 shares of common stock issuable pursuant to stock options.

(8)	Includes 3,336 shares of common stock issuable pursuant to stock options.

(9)	Includes 62,000 shares of common stock issuable pursuant to stock options.

(10)	Includes 189,000 shares of common stock issuable pursuant to stock options.

(11)	Includes 5,000 shares of common stock issuable pursuant to stock options.

(12)	Includes 106,250 shares of common stock issuable pursuant to stock options.

(13)	Includes 32,500 shares of common stock issuable pursuant to stock options.

(14)	Includes 76,875 shares of common stock issuable pursuant to stock options.

(15)	Includes 128,250 shares of common stock issuable pursuant to stock options, and 17,444 shares of common stock held as custodian for children, and 176,084 shares pledged as security.

(16)	Includes 642,211 shares of common stock issuable pursuant to stock options.

There are no material legal proceedings to which any of our directors or named executive officers or Kurt Brykman is a party adverse to us or any of our subsidiaries or has a material interest adverse to us or any of our subsidiaries.

EXECUTIVE OFFICERS

Executive officers serve at the discretion of the Board on an annual basis and serve until the first meeting of directors following the next annual meeting of shareholders, or at such other meeting as the directors determine in accordance with the Company’s by-laws, and until their successors have been duly elected and qualified. The current executive officers of the Company are as follows:

Name	Age	Position(s)

Josef H. von Rickenbach	54	Chairman of the Board and Chief Executive Officer
James F. Winschel, Jr.	60	Senior Vice President and Chief Financial Officer
Mark A. Goldberg, M.D.	49	Chief Operating Officer
Kurt A. Brykman	52	President, PAREXEL Consulting and Medical Communication Services
Ulf Schneider, PhD.	52	Senior Vice President and Chief Administrative Officer
Douglas A. Batt	49	Senior Vice President, General Counsel and Secretary

Josef H. von Rickenbach (please see “Proposals-Proposal 1: Re-Election of Existing Class II Directors — Class III Directors (Term Expires 2010)” beginning on page 5 of this Proxy Statement for a brief biography of Mr. von Rickenbach).

James F. Winschel, Jr. has served as Senior Vice President and Chief Financial Officer of the Company since June 2000. From January 1999 to May 2000, Mr. Winschel served as President of U.B. Vehicle Leasing, Inc., a subsidiary of The Bank of Tokyo Mitsubishi Ltd. (“BTM”). From December 1995 to September 1999, Mr. Winschel served as Executive Vice President and Chief Financial Officer of BTM Capital Corporation, another BTM subsidiary. From 1993 to 1995, Mr. Winschel served as Vice President-Finance for the Physician Services Division of Caremark International, Inc., a healthcare services company. From 1989 to 1993, he held a variety of executive positions at Whirlpool Financial Corporation, including Vice President and Managing Director of its commercial finance division and Vice President and Chief Financial Officer. Prior to 1989, Mr. Winschel had a 16 year career with General Electric Company and its subsidiaries, holding various positions including serving in the financial management ranks of General Electric Capital Corporation. Mr. Winschel received B.S. and M.B.A. degrees from Syracuse University.

Mark A. Goldberg, M.D. has served as Chief Operating Officer of the Company since July 2008 and since June 2005 as President, Clinical Research Services. From July 2000 to August 2008 he also served as President, Perceptive Informatics. From July 1999 to July 2000, Dr. Goldberg served as Senior Vice President in the Company’s Clinical Research Services business and was responsible for managing the Advanced Technology and Informatics Group operating unit, which included IT applications support for both internal operations and external clients. Dr. Goldberg joined PAREXEL in 1997 as Vice President and established the Company’s medical imaging group. Prior to joining PAREXEL, Dr. Goldberg served as President and Director of WorldCare, Inc., a tele-health spin-off from Massachusetts General Hospital established in 1991. Dr. Goldberg received his undergraduate degree in Computer Science and Engineering from Massachusetts Institute of Technology, and received his M.D. degree from the University of Massachusetts Medical School.

Kurt A. Brykman has served as President, PAREXEL Consulting and Medical Communication Services since June 2005. From September 2004 to June 2005, Mr. Brykman served as President, PAREXEL Consulting. Prior to joining the Company, Mr. Brykman served as Vice President of the health care and non-foods consumer packaged goods practice area at EURO RSCG Meridian Consulting Group, a sales and marketing management consulting firm, from April 2000 to September 2004. From 1995 to 2000, he served as Vice President of the Customer Marketing Group of Schering-Plough, Inc., a pharmaceutical company. Mr. Brykman received his B.S. in mathematics and business from Michigan State University and an M.B.A. from the Kellogg Graduate School of Management at Northwestern University.

Ulf Schneider, PhD. has served as Senior Vice President and Chief Administrative Officer of the Company since June 2000 and Managing Director of PAREXEL GmbH since 1996, and is responsible for coordination of world wide administrative activities of the Company, as well as management of Worldwide Quality Assurance and Corporate Quality operations. From 1990 to 1992, he served as Director of Finance and Administration of PAREXEL GmbH and from 1992 to 1996 he served as Vice President of Finance of PAREXEL GmbH. Prior to joining PAREXEL, Dr. Schneider held several financial management positions at Schering AG, a pharmaceutical company, in Germany and was an Assistant Professor of Banking and Finance at the Berlin Technical University. Dr. Schneider received his Masters degree in business administration and PhD. in business management from the Berlin Technical University.

Douglas A. Batt, has served as Senior Vice President, General Counsel and Secretary of the Company since May 2006. From November 2002 to September 2005, Mr. Batt served as Executive Vice President and General Counsel of Concord Communications, Inc., a publicly traded software company, and from July 2000 to November 2002, he served as Vice President and General Counsel of Concord Communications, Inc.. From October 1997 to July 2000, he served as Technology Counsel at Reebok International Ltd. From September 1991 to October 1997, Mr. Batt was an attorney with the law firm of Goodwin Procter LLP in Boston, Massachusetts. Mr. Batt received his undergraduate degree in Political Economy from the University of California, Berkeley, and his JD from Boston University School of Law.

No executive officer is related by blood, marriage or adoption to any other executive officer or any director of the Company.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Our written Code of Business Conduct and Ethics sets forth the general principal that our directors, officers and employees must act in the best interests of the Company and its shareholders and must refrain from engaging in any activity that presents a conflict of interest or having a personal interest that presents a conflict of interest. A conflict of interest is described in the Code as a party having an interest that prevents him or her from performing his or her duties and responsibilities to the Company honestly, objectively and effectively. If an actual or potential conflict of interest or related party transaction involving one of our executive officers or directors develops for any reason, that individual must immediately report such matter to our Board. The Audit and Finance Committee will review all related party transactions on an ongoing basis and must approve all such transactions.

There may be times when a commercial relationship involving our directors, executive officers or their family members is beneficial to us or is not likely to raise material conflict of interest issues. Our Code of Business Conduct and Ethics provides the following prohibitions for certain types of relationships:

•	directors, officers and employees may not perform services for, or have a financial interest in (other than less than 1% of the outstanding shares of a publicly-held company), one of our competitors;

•	directors, officers and employees may not use their position with the Company to influence a transaction with a supplier or customer in which they have a personal interest (other than less than 1% of the outstanding shares of a publicly-held company); and

•	directors, officers and employees may not supervise, review or influence the job evaluation or compensation of a member of their family.

There were no conflicts of interest or related party transactions during Fiscal Year 2009.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s executive officers and directors, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater-than-ten percent shareholders are required by SEC regulation to furnish the Company with copies of all Section 16 forms they file.

Based solely on the information provided to it, we believe that during Fiscal Year 2009 all of our officers, directors and greater-than-ten-percent shareholders complied with all Section 16(a) filing requirements, with the exception of the following: Mr. Callow filed late one report on Form 4/A during Fiscal Year 2009, relating to a transaction involving two open market sales of stock, which transactions were not reported on a timely basis; Dr. Fortune filed late one report on Form 4 during Fiscal Year ended 2009, relating to a transaction involving an open market sale of stock, which transaction was not reported on a timely basis; and each of Messrs. von Rickenbach, Goldberg, Winschel and Batt filed late one report on Form 4 during Fiscal Year 2010, relating to the withholding of vested shares of restricted stock to satisfy income tax withholding requirements, which transactions were not reported on a timely basis.

REPORT OF THE AUDIT AND FINANCE COMMITTEE

The Audit and Finance Committee has reviewed and discussed with management the Company’s audited financial statements for the year ended June 30, 2009 and has discussed with Ernst & Young LLP (“E&Y”) the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA Professional Standard, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The Audit and Finance Committee has received and reviewed the written disclosures and letter from E&Y required by Independence Standards Board Standard No. 1 (Standards Board Standard No. 1, Independence Discussions with Audit Committees), as adopted by the Public Company Accounting Oversight Board in Rule 3600T, and has discussed with the independent registered public accounting firm the independent registered public accounting firms’ independence. The Audit and Finance Committee has also considered whether the provision of non-audit services to the Company by E&Y is compatible with maintaining E&Y’s independence.

Based on the review and discussions referred to above, the Audit and Finance Committee recommended to the Board of Directors that the financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended June 30, 2009.

Respectfully submitted by the Audit and Finance
Committee:

Christopher J. Lindop, Chairman
A. Dana Callow, Jr.
Patrick J. Fortune

Proposal 2: Ratification Of Selection Of Independent Registered Public Accounting Firm

The Audit and Finance Committee has selected the firm of Ernst & Young LLP (“E&Y”) as the Company’s independent registered public accounting firm for the current Fiscal Year ending 2010. E&Y has served as the Company’s independent registered public accounting firm since 2002.

Our Board recommends a vote FOR ratification of the selection of E&Y to serve as the Company’s independent registered public accounting firm for the current Fiscal Year 2010. The ratification of this selection is not required under the laws of the Commonwealth of Massachusetts, where the Company is incorporated, but the results of this vote will be considered by the Audit and Finance Committee in selecting the Company’s independent registered public accounting firm for future fiscal years.

Representatives of E&Y are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they desire to do so and will also be available to respond to appropriate questions from shareholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE RATIFYING THE SELECTION OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE CURRENT FISCAL YEAR ENDING JUNE 30, 2010.

FEES PAID TO INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Audit Fees

The aggregate fees billed to us by E&Y for professional services for the audit of our annual financial statements for Fiscal Years 2008 and 2009, audit of management’s assessment of the Company’s internal control over financial reporting for Fiscal Years 2008 and 2009, and review of the financial statements included in our Quarterly Reports on Form 10-Q in Fiscal Years 2008 and 2009, were approximately $2,503,000 and $2,450,000, respectively. All of these fees were approved by the Audit and Finance Committee.

Audit-Related Fees

The aggregate fees billed to us by E&Y for assurance and related services that were reasonably related to the audit or review of our financial statements for Fiscal Years 2008 and 2009, and which are not included in the amounts disclosed above under the caption “Audit Fees,” were approximately $22,000 and $25,000, respectively. These fees related to the audit of our employee benefits plans. All of these fees were approved by the Audit and Finance Committee.

Tax Fees

The aggregate fees billed by E&Y for tax services for Fiscal Year 2008 were approximately $771,000. Of this total, $106,000 was for domestic and international tax compliance services and $665,000 was for domestic and international tax planning and advice. The aggregate fees billed by E&Y for tax services for Fiscal Year 2009 were approximately $1,154,000. Of this total, $149,000 was for domestic and international tax compliance services and $1,005,000 was for domestic and international tax planning and advice. All of these fees were approved by the Audit and Finance Committee.

All Other Fees

There were no other fees billed to us by E&Y for services other than Audit Fees, Audit Related Fees and Tax Fees described above for Fiscal Years 2008 and 2009.

Pre-Approval Policies and Procedures

The Audit and Finance Committee has considered whether the provision of non-audit services to the Company by E&Y is compatible with maintaining E&Y’s independence.

The Audit and Finance Committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by the Company’s independent registered public accounting firm. This policy generally provides that the Company will not engage its independent registered public accounting firm to render audit or non-audit services unless the service is specifically approved in advance by the Audit and Finance Committee or the engagement is entered into pursuant to one of the pre-approval procedures described below.

From time to time, the Audit and Finance Committee may pre-approve specified types of services that are expected to be provided to the Company by its independent registered public accounting firm during the next 12 months. Any such pre-approval is detailed as to the particular service or type of services to be provided and is also generally subject to a maximum dollar amount.

The Audit and Finance Committee has also delegated to the Chairman of the Audit and Finance Committee the authority to approve any audit or non-audit services to be provided to the Company by its independent registered public accounting firm. Any approval of services by the Chairman of the Audit and Finance Committee pursuant to this delegated authority is reported on at the next meeting of the Audit and Finance Committee.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information about our common stock that may be issued upon the exercise of options and rights under all of our equity compensation plans as of June 30, 2009, consisting of our Second Amended and Restated 1995 Stock Option Plan, referred to as the 1995 Plan, our 1998 Non-Qualified, Non-Officer Stock Option Plan, referred to as the 1998 Plan, our 2000 Employee Stock Purchase Plan, our 2001 Stock Incentive Plan, our 2005 Stock Incentive Plan and our 2007 Stock Incentive Plan. The 1995 Stock Plan expired on September 13, 2005 and the 1998 Plan expired on February 26, 2008.

Number of Securities
		Weighted-	Remaining Available for
		Average Exercise	Future Issuance Under
		Price of	Equity Compensation
	Number of Securities to	Outstanding	Plans (Excluding
	be Issued Upon Exercise	Options,	Securities
	of Outstanding Options,	Warrants and	Reflected in
Plan Category	Warrants and Rights	Rights	Column (a))
	(a)	(b)	(c)

Equity compensation plans approved by security holders	3,431,486 (1)	$15.1059	4,480,890 (2)
Equity compensation plans not approved by security holders(3)	545,906	$12.3051	0

Total	3,977,392		4,480,890 (2)

(1)	Excludes 136,842 shares of unvested restricted stock issued pursuant to the 2005 Stock Incentive Plan.

(2)	Includes 772,180 shares that may be issued pursuant to the 2000 Employee Stock Purchase Plan.

(3)	Consists of the 1998 Plan, which is discussed below.

The 1998 Plan

The 1998 Plan provided for the granting of nonqualified stock options to non-officer employees at the fair market value of common stock on the grant date as determined under the provisions of the 1998 Plan. Options under the 1998 Plan expire eight years from the date of grant and vest at dates ranging from the issuance date to five years.

The Company’s 1998 Plan was not approved by the Company’s shareholders, and it expired on February 26, 2008. As of June 30, 2009, approximately 545,906 shares were reserved for issuance upon the exercise of outstanding options under the 1998 Plan. There are no shares available for new grants under the 1998 Plan as it has expired.

OTHER MATTERS

Our Board does not intend to bring any matters before the Annual Meeting other than those specifically set forth in the Notice of Annual Meeting and it knows of no matters to be brought before the Annual Meeting by others. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote in accordance with the judgment of the Board.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our Proxy Statement or Annual Report to Shareholders may have been sent to multiple shareholders in your household. We will promptly deliver a separate copy of either document to you if you write or call us at the following address or phone number: 195 West Street, Waltham, Massachusetts, 02451, Attention: Investor Relations; 781-434-4118. If you wish to receive separate copies of our Annual Report and Proxy Statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above address and phone number.

NOTICE OF AMENDMENT OF BY-LAWS

On September 10, 2009, the Board entered into an amendment (the “Amendment”) to the By-laws of the Company to provide for certain amendments to the By-laws. The Amendment includes modifications to the notice requirements for a shareholder of the Company seeking to bring a nomination for a director or a proposal for other business before a meeting of the shareholders of the Company. In addition, the Amendment expands the information required to be provided by any shareholder who submits a nomination for election to the Board or a shareholder proposal for consideration at meetings of shareholders, including information about the shareholder’s holdings in securities of the Company, including derivates and short positions and any hedging arrangements, and, as applicable, the proposed nominee’s holdings, as well as any other information about the shareholder that would be required to be disclosed in a proxy statement or similar filing with the Securities and Exchange Commission. For proposed director nominees, the notice is also required to include information about any relationships between the shareholder and the proposed nominee. The notice also must include certain representations as to whether the shareholder intends to conduct a proxy solicitation, in addition to whether the shareholder intends to attend the meeting to present the director nomination or proposal. The Amendment also clarifies that shareholders may appoint proxies by electronic means. The foregoing description of the Amendment is qualified in its entirety by reference to the full text of the Amendment, a copy of which is filed as Exhibit 3.1 to our Current Report on Form 8-K dated September 15, 2009. We will provide a copy of the complete By-laws, including the Amendment, to any shareholder upon request in writing to us at PAREXEL International Corporation, 195 West Street, Waltham, Massachusetts 02451, Attention: Secretary.

SHAREHOLDER PROPOSALS AND COMMUNICATIONS

If you are interested in submitting a proposal for inclusion in the proxy statement for the 2010 annual meeting, you need to follow the procedures outlined in Rule 14a-8 of the Exchange Act. To be eligible for inclusion, we must receive your shareholder proposal for our proxy statement for the 2010 annual meeting of shareholders at our principal executive offices in Waltham, Massachusetts at the address below no later than July 2, 2010.

Our by-laws require that we be given advance written notice of shareholder nominations for election to our Board of Directors and of other matters that shareholders wish to present for action at an annual meeting of shareholders (other than matters included in our proxy materials in accordance with Rule 14a-8 under the Exchange Act). The Secretary must receive such notice at the address noted below not less than 60 days nor more than 90 days prior to the first anniversary of the preceding year’s annual meeting. However, if the date of the annual meeting is advanced by more than 20 days, or delayed by more than 60 days, from the first anniversary of the preceding year’s annual meeting, then we must receive such notice at the address noted below not earlier than the 90th day prior to such annual meeting and not later than the close of business on the later of (A) the 60th day prior to such annual meeting and (B) the seventh day following the day on which notice of the date of such annual meeting was mailed or public disclosure of the date of such annual meeting was made, whichever occurs first. Assuming that the 2010 annual meeting is not advanced by more than 20 days nor delayed by more than 60 days from the anniversary date of the 2009 annual meeting, you would need to give us appropriate notice at the address noted below no earlier than September 11, 2010, and no later than October 11, 2010. If a shareholder does not provide timely notice of a nomination or proposal to be presented at the 2010 annual meeting, the proxies designated by our Board of Directors will have discretionary authority to vote on any such proposal which may come before the meeting. Under Massachusetts law, an item may not be brought before our shareholders at a meeting unless it appears in the notice of the meeting.

Our by-laws also specify requirements relating to the content of the notice that shareholders must provide to the Secretary of PAREXEL for any matter, including a shareholder proposal or nomination for director, to be properly presented at a shareholder meeting. A copy of the full text of our by-laws is on file with the Securities and Exchange Commission.

Shareholders may send any communications regarding Company business, including shareholder proposals, to the Board or any individual director in care of the Secretary of the Company at our principal executive offices located at PAREXEL International Corporation, 195 West Street, Waltham, Massachusetts 02451. We suggest any communications should be sent by certified mail return receipt requested. The Secretary will forward all such communications to the addressee. The Nominating and Corporate Governance Committee of the Board, together with our management and legal counsel, will evaluate any shareholder proposal submitted to us in connection with any meeting of shareholders, and shall recommend to the Board the appropriate response to such proposal. Our Board will give appropriate attention to written communications that are submitted by shareholders and other interested parties, and will respond if and as appropriate. Absent unusual circumstances or as contemplated by the charters of the committees of the Board, the Presiding Director shall, subject to advice and assistance from the General Counsel of the Company, (1) be primarily responsible for monitoring communications from shareholders and other interested parties, and (2) provide copies or summaries of such communications to the other directors as he or she considers appropriate. Communications may be forwarded to all directors if they relate to important substantive matters and include suggestions or comments that the Presiding Director considers to be important for the directors to know. In general, communications relating to corporate governance and long-term corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs or personal grievances.

October 30, 2009

THE BOARD OF DIRECTORS ENCOURAGES SHAREHOLDERS TO ATTEND THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, WE URGE YOU TO VOTE YOUR SHARES OVER THE INTERNET AS DESCRIBED IN THE NOTICE. IF YOU REQUESTED A COPY OF THE PROXY CARD BY MAIL, YOU MAY SIGN, DATE AND MAIL THE PROXY CARD IN THE ENVELOPE PROVIDED.

004CT15614

PAREXEL
International Corporation

C123456789

000000000.000000 ext	000000000.000000 ext
000000000.000000 ext	000000000.000000 ext
000000000.000000 ext	000000000.000000 ext
Electronic Voting Instructions
You can vote by Internet!
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose the voting method outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet must be received by
1:00 a.m., Central Time, on December 10, 2009.

Vote by Internet • Log on to the Internet and go to www.envisionreports.com/PRXL
• Follow the steps outlined on the secured website.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒
▼IF YOU HAVE NOT VOTED VIA THE INTERNET, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.▼

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2.

1.	Election of Directors*:	For	Withhold		For	Withhold
	01 - Eduard E. Holdener	☐	☐	02 - Richard L. Love	☐	☐	+

*To elect two (2) Class II Directors to serve for a term continuing until the annual meeting of shareholders in 2012 and until his successor is duly elected & qualified.

		For	Against	Abstain
2.	To ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending June 30, 2010.	☐	☐	☐
B	Non-Voting Items
Change of Address — Please print new address below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
THIS PROXY SHOULD BE DATED AND SIGNED BY THE SHAREHOLDER(S) EXACTLY AS HIS OR HER NAME APPEARS HEREON AND RETURNED PROMPTLY IN THE ENCLOSED ENVELOPE. PERSONS SIGNING IN A FIDUCIARY CAPACITY SHALL SO INDICATE. IF SHARES ARE HELD BY JOINT TENANTS OR AS COMMUNITY PROPERTY, BOTH SHOULD SIGN.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

<STOCK#>                     013V5B

▼IF YOU HAVE NOT VOTED VIA THE INTERNET, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.▼

Proxy — PAREXEL International Corporation

PROXY FOR 2009 ANNUAL MEETING OF SHAREHOLDERS - DECEMBER 10, 2009
SOLICITED BY THE BOARD OF DIRECTORS
Important Notice Regarding the Availability of Proxy Materials
for the Annual Meeting of Shareholders to Be Held on December 10, 2009
The Proxy Statement dated October 30, 2009 and our 2009 Annual Report are available for viewing, printing and downloading at www.edocumentview.com/prxl
The undersigned Shareholder of PAREXEL International Corporation, a Massachusetts corporation, revoking all prior proxies, hereby appoints James F. Winschel, Jr. and Douglas A. Batt and each of them, proxies, with full power of substitution, to vote all shares of Common Stock of PAREXEL International Corporation which the undersigned is entitled to vote at the 2009 Annual Meeting of Shareholders of the Company to be held at the Doubletree Guest Suites Hotel, 550 Winter Street, Waltham, MA 02451 on December 10, 2009 at 2:30 p.m., local time, and at any adjournments thereof, upon matters set forth in the Notice of Annual Meeting of Shareholders and Proxy Statement dated October 30, 2009, a copy of which has been received by the undersigned, and in their discretion upon any other business that may properly come before the meeting or any adjournments thereof. Attendance of the undersigned at the meeting or at any adjourned session thereof will not be deemed to revoke this proxy unless the undersigned shall affirmatively indicate thereat the intention of the undersigned to vote said shares in person.
THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR THE ELECTION OF DIRECTORS AND FOR THE PROPOSAL IN ITEM 2.
CONTINUED AND TO BE SIGNED ON REVERSE SIDE